UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BANDWIDTH INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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BANDWIDTH INC.

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

May 20, 2021

BANDWIDTH INC.

900 Main Campus Drive, Suite 100

Raleigh, North Carolina 27606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:30 a.m. Eastern Time on Thursday, May 20, 2021

Dear Stockholders of Bandwidth Inc.:

We cordially invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of Bandwidth Inc., a Delaware corporation (the “Company”), which will be held on Thursday, May 20, 2021 at 9:30 a.m. Eastern Time at Bandwidth’s office located at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You also will be able to attend, vote and submit your questions during the Annual Meeting at www.proxydocs.com/BAND. While we hope you will be able to attend the Annual Meeting in person, we also are sensitive to the health and safety of our stockholders, directors, officers, employees, and meeting attendees, as well as the general public. We also are aware of the protocols that federal, state, and local governments have imposed or may impose. Therefore, our Board of Directors has determined to provide remote access to the Annual Meeting since the number of stockholders who are able to attend the Annual Meeting may be limited and other limitations also may apply if you choose to attend the Annual Meeting in-person. We believe that providing remote access to the Annual Meeting will enable greater stockholder attendance and help accommodate participants who may be unable or unwilling to travel to an in-person meeting as a result of measures implemented in response to the coronavirus outbreak.

Our board of directors has fixed the close of business on March 24, 2021 as the record date for the Annual Meeting. Only stockholders of record on March 24, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 6, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”). The Proxy Statement and the Annual Report can be accessed directly at the following Internet address: www.proxydocs.com/BAND. All you have to do in order to acess these documents is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet or mail as soon as possible to ensure that your shares are represented, regardless of whether you plan to attend the Annual Meeting. For additional instructions on voting by the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

We sincerely appreciate your continued support.

By order of the Board of Directors,

David A. Morken

Co-Founder, Chief Executive Officer and Chairman of the Board

April 6, 2021

PROCEDURAL MATTERS	1

How do I attend the Annual Meeting in person?	1

How do I attend the Annual Meeting online?	1

What do I need to do to attend the Annual Meeting in person?	1

Who can vote at the Annual Meeting?	2

What matters am I voting on?	2

How does the board of directors recommend I vote on these proposals?	3

How many votes are needed to approve each proposal?	3

What is a quorum?	3

How do I vote?	4

How many votes do I have?	4

What happens if I do not vote?	4

What if I return a proxy card or otherwise vote but do not make specific choices?	4

Can I change my vote?	5

What is the effect of giving a proxy?	5

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	5

How are proxies solicited for the Annual Meeting?	5

Where can I find the voting results of the Annual Meeting?	5

How may I obtain an additional copy of the proxy materials?	6

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8

Nominees for Director	8

Directors Continuing in Office Until the 2022 Annual Meeting	9

Directors Continuing in Office Until the 2023 Annual Meeting	9

Risk Management	9

Director Independence	10

Board Leadership Structure	11

Board Meetings and Committees	11

Identifying and Evaluating Director Nominees	13

Minimum Qualifications	13

Stockholder Recommendations and Nominations to the Board of Directors	14

Stockholder and Other Interested Party Communications	14

Code of Business Conduct and Ethics	14

Environmental, Social, and Governance Matters	14

Compensation Committee Interlocks and Insider Participation	16

PROPOSAL NO. 1—ELECTION OF DIRECTORS	17

Nominees	17

Vote Required	17

i

ii

iii

BANDWIDTH INC.

PROXY STATEMENT

FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of Bandwidth Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 20, 2021, at 9:30 a.m. Eastern Time at Bandwidth’s office located at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606. You also will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live audio webcast of the meeting by visiting www.proxydocs.com/BAND and entering your control number located on your proxy card. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 6, 2021 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

How do I attend the Annual Meeting in person?

The meeting will be held on Thursday, May 20, 2021, at 9:30 a.m. Eastern Time at Bandwidth’s office located at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606. Information on how to vote in person at the Annual Meeting is discussed below.

You also will be able to attend the Annual Meeting virtually by pre-registering at www.proxydocs.com/BAND. Upon completing your registration, you will receive additional information on the virtual meeting.

How do I attend the Annual Meeting online?

You also will be able to attend the Annual Meeting online via live audio webcast. If you are a stockholder as of the record date of March 24, 2021 and wish to virtually attend the Annual Meeting, you will need the control number, which is located on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you receive a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxydocs.com/BAND. The webcast will start at 9:30 a.m. Eastern Time on Thursday, May 20, 2021. Stockholders may vote and ask questions while attending the Annual Meeting online.

Use of cameras and recording devices are prohibited while virtually attending the live audio webcast.

What do I need to do to attend the Annual Meeting in person?

If you plan to attend the Annual Meeting, you must be a holder of shares of our common stock as of the record date of March 24, 2021.

On the day of the Annual Meeting, each stockholder will be required to present the following:

●	Valid government photo identification, such as a driver’s license or passport; and

●

Street name stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of March 24, 2021, the record date, such as their most recent account statement reflecting their stock ownership prior to March 24, 2021, a copy of the voting instruction card provided by their broker, bank, trustee, or other nominee, or similar evidence of ownership.

Seating will begin at 9:00 a.m. and the Annual Meeting will begin promptly at 9:30 a.m. Seating is limited and you will be permitted entry on a first-come, first-served basis. You will not be permitted to use cameras, recording devices, computers and other personal electronic devices at the Annual Meeting, as all photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. For security reasons, large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

Who can vote at the Annual Meeting?

Holders of either class of our common stock as of the close of business on March 24, 2021, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 22,862,901 shares of our Class A common stock outstanding and there were 2,215,169 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What matters am I voting on?

You will be voting on:

●	The election of two Class I directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified (“Proposal No. 1”);

●	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (“Proposal No. 2”);

●	An advisory, non-binding approval of the compensation of our named executive officers, as disclosed in this proxy statement, in accordance with the rules of the SEC (“Proposal No. 3”); and

●	Any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

●	“FOR” the election of Brian D. Bailey and Lukas M. Roush as Class I directors;

●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

●	“FOR” the advisory approval of the compensation of our named executive officers; and

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes

1	Election of directors	Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominee receiving the most “FOR” votes will be elected as directors; withheld votes will have no effect	None	None

2	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	Not applicable(1)

3	Advisory approval of the compensation of our named executive officers	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	None

(1)

This proposal is considered to be a “routine” matter under NASDAQ rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NASDAQ rules to vote your shares on this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our second amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are three ways to vote:

●	By Internet at voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 19, 2021 (have your proxy card in hand when you visit the website);

●	By completing and mailing your proxy card (if you received printed proxy materials); or

●	By written ballot at the Annual Meeting.

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Class A common stock you owned as of March 24, 2021 and ten votes for each share of Class B common stock you owned as of March 24, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote online, by completing a proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for fiscal year 2021, and “For” the advisory approval of executive officer compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using the individual’s best judgment. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	Entering a new vote by Internet;

●	Completing and returning a later-dated proxy card;

●	Notifying R. Brandon Asbill, the Corporate Secretary of Bandwidth Inc., in writing, at Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, NC 27606; or

●	Attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated David A. Morken, Jeffrey A. Hoffman and R. Brandon Asbill as proxy holders. The shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder when properly dated, executed and returned. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 6, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K  as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at:

Bandwidth Inc.

Attention: Investor Relations

900 Main Campus Drive, Suite 100

Raleigh, NC 27606

Phone: (800) 808-5150

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 7, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Bandwidth Inc.

Attention: Investor Relations

900 Main Campus Drive, Suite 100

Raleigh, NC 27606

Our second amended and restated bylaws also establish a notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our second amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our second amended and restated bylaws. To be timely for the 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	Not earlier than the close of business on January 21, 2022; and

●	Not later than the close of business on February 20, 2022.

If we hold the 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by the independent members of our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our second amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our second amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our second amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our second amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for submitting stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of five directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Bailey, Roush and Suriano, representing three of our five directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Global Select Market.

The following table sets forth the names, ages as of March 31, 2021, and certain other information for the member of our board of directors with a term expiring at the Annual Meeting and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Term Expiring at the Annual Meeting/Nominees
Brian D. Bailey(1)	I	54	Director	2013	2021	2024
Lukas M. Roush(1)	I	43	Director	2018	2021	2024
Continuing Directors
John C. Murdock	II	56	Director	2016	2022	—
Douglas A. Suriano(1)	II	59	Director	2017	2022	—
David A. Morken	III	51	Co-Founder, Chief Executive Officer, Director, and Chairman	2001	2023	—

(1)	Member of the audit committee and the compensation committee

Nominees for Director

Brian D. Bailey has served as a director since February 2013. Mr. Bailey is a Co-Founder and Managing Partner of Carmichael Partners, a private investment firm based in Charlotte, North Carolina. Prior to forming Carmichael Partners, he worked in private equity at The Carlyle Group in Washington, D.C., Forstmann Little & Co. in New York and Carousel Capital in Charlotte. In addition to his private equity background, Mr. Bailey previously held investment banking positions at Bowles Hollowell Conner & Co. in Charlotte and CS First Boston in New York and served in several government positions in Washington, D.C. including Special Assistant to the President in the Office of the White House Chief of Staff and Director of Strategic Planning and Policy at the U.S. Small Business Administration. Mr. Bailey also currently serves on the board of directors of Bandwidth, Discovery Education, FIBA ClubCo LLC and Republic Wireless, Inc., as well as the North Carolina School of Science and Math Foundation, the TDF Foundation and Linville Resorts, Inc. He has previously served on the board of directors of a number of private, public and nonprofit organizations. Mr. Bailey holds a B.A. degree from the University of North Carolina at Chapel Hill and an M.B.A. degree from the Stanford Graduate School of Business.

Mr. Bailey was selected to serve on our board of directors due to his experience in the private equity industry and as an officer in other businesses.

Lukas M. Roush has served as a director since October 2018. Mr. Roush co-founded Sovereign’s Capital in 2012 and is a Managing Partner for Sovereign’s Capital. Prior to Sovereign’s Capital, Mr. Roush served as Vice President for Sales, Marketing, and Business Development at TransEnterix, a medical device company that developed and commercialized a minimally invasive surgical system in the United States, Europe, and Asia. Prior to joining TransEnterix, Mr. Roush served as Chief Operating Officer at Liquidia Technologies, a nanotechnology company focused on biopharmaceutical applications. Mr. Roush previously served as global marketing manager for the neurovascular stroke business at Boston Scientific. Mr. Roush graduated summa cum laude from Duke University, and later earned his M.B.A. from The Fuqua School of Business.

Mr. Roush was selected to serve on our board of directors due to his experience in the private equity industry.

Directors Continuing in Office Until the 2022 Annual Meeting

John C. Murdock joined Bandwidth in 2008 and served as President until December 2018. Mr. Murdock previously served as Bandwidth’s General Counsel. Additionally, Mr. Murdock serves as a board member of Republic Wireless, Inc. Prior to joining Bandwidth, Mr. Murdock founded a specialized law firm with a national level complex civil litigation practice. As a Marine officer, Mr. Murdock served on active duty, including combat service in Operation Desert Shield/Storm. Mr. Murdock obtained a B.S. in Finance from Miami University of Ohio, with an NROTC scholarship and a J.D. from the University of Notre Dame Law School.

Mr. Murdock was selected to serve on our board of directors due to his knowledge of the Company and our business.

Douglas A. Suriano has served as a director of Bandwidth since October 2017. Until September 2019, Mr. Suriano was senior vice president and general manager of Oracle Communications. Mr. Suriano joined Oracle Communications in 2013 as vice president of products following Oracle Communications’ acquisition of Tekelec, Inc. At Tekelec, Inc., Mr. Suriano served as chief technology officer and vice president of engineering. Prior to Tekelec, Inc., Mr. Suriano served as the vice president of engineering at dynamicsoft, Inc. and chief information officer for QAD, Inc. Before QAD, Inc., Mr. Suriano managed the information technology division for the United States Marine Corps. Mr. Suriano holds a B.S. degree from the U.S. Naval Academy and an M.S. in information technology from the U.S. Naval Postgraduate School.

Mr. Suriano was selected to serve on our board of directors due to his business experience in the information technology and communications industries.

Directors Continuing in Office Until the 2023 Annual Meeting

David A. Morken. See the section titled “Executive Officers” for Mr. Morken’s biographical information.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility of satisfying itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our compensation committee assesses risks created by the incentives inherent in our compensation policies and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Our full board of directors fulfills its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. On an annual basis, our full board of directors receives an extensive report from the management team that provides: (1) an overview of our enterprise-wide approach to risk assessment, management, and mitigation; (2) a summary of the principal enterprise risks, as determined by our senior management, including the General Counsel; and (3) an assessment of each principal enterprise risk, including a summary of the steps taken by our senior management to manage and mitigate those risks. The principal enterprise risks assessed in the report presented to our full board of directors include: financial and reporting risks; legal risks; operational risks, including employment practices; regulatory risks; security risks; strategic risks; and succession planning. The security-related enterprise risks assessed in the annual report presented to our full board of directors include potential breaches of our network or systems, including potential ransomware attacks, and data privacy, as well as an assessment of the likelihood of security-related events, the impact of security-related events, and the steps taken by our senior management to manage and mitigate security-related risks. Our full board of directors also receives additional reports from the management team, including the General Counsel, regarding some or all of these principal enterprise risks at quarterly meetings of our board of directors.

Director Independence

Our Class A common stock is listed on the NASDAQ Global Select Market. Under the listing requirements and rules of the NASDAQ Global Select Market, independent directors must comprise a majority of our board of directors, subject to specified exceptions. In addition, the rules of the NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NASDAQ Global Select Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NASDAQ Global Select Market.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Bailey, Roush and Suriano, representing three of our five directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Global Select Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Mr. Morken currently serves as both the Chairman of our board of directors and as our Chief Executive Officer. Our non-management directors bring experience, oversight and expertise from outside of the Company, while Mr. Morken brings Company-specific experience and expertise. Due to Mr. Murdock’s prior service as our President and General Counsel, Mr. Murdock also brings Company-specific experience and expertise. As our co-founder and Chief Executive Officer, Mr. Morken is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the structure of our board of directors and committees of our board of directors provides effective independent oversight of management while Mr. Morken’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

We do not have a lead independent director. Rather, our independent directors provide strong independent leadership for our audit committee and compensation committee. Our independent directors meet in executive session after meetings of the board of directors; the presiding director for the executive session rotates among our independent directors.

Board Meetings and Committees

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of five members.

During our fiscal year ended December 31, 2020, our board of directors held twelve meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

We do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders. We nonetheless encourage, but do not require, our directors to attend. Each of our directors attended our annual meeting of stockholders held on May 21, 2020.

Our board of directors has established an audit committee and a compensation committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Mr. Bailey, who is the chair of the committee, and Messrs. Roush and Suriano. Our board of directors has determined that all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Global Select Market. Our board of directors has determined Mr. Bailey is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 10A-3 of the Exchange Act. The NASDAQ rules require us to have an audit committee composed entirely of independent directors. Our board of directors has affirmatively determined that Messrs. Bailey, Roush, and Suriano meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the NASDAQ rules.

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our consolidated financial statements and our internal control function. Among other matters, the audit committee assists the board of directors in oversight of the independent auditors’ qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our audit committee oversees our internal audit function.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market. A copy of the charter of our audit committee is available on our website at https://investors.bandwidth.com/.

Our audit committee held five meetings during fiscal year 2020.

Compensation Committee

Our compensation committee consists of Mr. Bailey, who is the chair of the committee, and Messrs. Roush and Suriano. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the NASDAQ Global Select Market, and Section 16 of the Exchange Act.

Our compensation committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our compensation committee annually evaluates, in consultation with the board of directors and our Chief People Officer, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our compensation committee also adopts and administers our equity compensation plans.

Our compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities and may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. Our compensation committee receives and relies upon reports from Radford. Radford is a part of Aon plc and serves as the Company’s executive compensation consulting firm. Our compensation committee retained Radford as our compensation committee’s independent compensation consultant in September 2019. Our compensation committee directed Radford to evaluate the Company’s executive compensation and equity compensation practices, including an analysis of the Company’s compensation practices relative to its peer group, and to otherwise provide advice to the Company. Radford did not provide services to the Company other than consulting services related to the compensation and benefits of our directors and executives, and in 2020 the Company paid Radford approximately $64,000 for such compensation-related services. A separate business owned by Aon plc performs insurance brokerage services for the Company, and in 2020 the Company paid Aon plc approximately $474,000 for such insurance-related services. Our compensation committee analyzed in 2020 whether the work of Radford as our compensation consultant raised any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our compensation committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest pursuant to the SEC rules and NASDAQ listing standards.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market. A copy of the charter of our compensation committee is available on our website https://investors.bandwidth.com/.

Pursuant to our 2017 Incentive Award Plan, our board of directors may delegate to one or more committees of our directors and/or officers, subject to the limitations imposed under the 2017 Incentive Award Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws, all or part of its authority to approve certain grants of equity awards to certain individuals. Our board of directors has delegated such authority to our compensation committee. Pursuant to its charter, our compensation committee may further delegate any or all of its responsibilities to a subcommittee of the Committee.

Our compensation committee held five meetings during fiscal year 2020.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Bailey, Roush, and Suriano.

Identifying and Evaluating Director Nominees

The independent members of our board of directors have the responsibility to identify suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and to assess their qualifications. Such board members may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that they deem to be appropriate in the evaluation process.

Our board of directors then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of our board of directors. Based on the results of the evaluation process, our board approves director nominees for election to the board of directors.

Minimum Qualifications

The independent members of our board of directors use a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that they deem appropriate or advisable. In their identification and evaluation of director candidates, our board of directors will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications they consider include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our board of directors to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our board of directors may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our independent members of our board of directors consider a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our independent members of our board of directors may take into account the benefits of diverse viewpoints.

Stockholder Recommendations and Nominations to the Board of Directors

Stockholders may submit recommendations for director candidates to the independent members of our board of directors by sending the individual’s name and qualifications to our General Counsel at Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606. Our General Counsel will forward all recommendations to the independent members of our board of directors. The independent members of our board of directors will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the independent members of our board of directors) must comply with the requirements described in this proxy statement and our second amended and restated bylaws.

Stockholder and Other Interested Party Communications

Our board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or Expedited Delivery Service to: Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, Attn: Board of Directors c/o General Counsel.

For a stockholder or other interested party communication directed to an individual director in his capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, Attn: [Name of Individual Director].

Our General Counsel, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all our employees, officers and directors including our Chief Executive Officer, President, Chief Financial Officer, and other executive and senior financial officers. A copy of our Code of Business Conduct and Ethics is available on our Internet website at https://investors.bandwidth.com and may also be obtained without charge by contacting our Corporate Secretary at Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2020, no waivers were granted from any provision of the Code of Business Conduct and Ethics.

Environmental, Social and Governance Matters

We believe that have a responsibility to be a good corporate citizen that seeks to meet the needs of our stakeholders, including our team members, stockholders, and customers. We are taking steps – big and small – to contribute to environmental sustainability. While we will always be mission-first, our team members focus on ensuring that we deliver on our mission for the customers we proudly serve. Our team members are critical to the achievement of our goals and success.

The following summarizes some of our efforts to positively impact our communities, to create a safe and inclusive workplace for our team members, and to benefit our stakeholders.

Board Oversight

Our board of directors oversees our environmental, social, and governance initiatives. This includes the preparation and publication of our 2020 Corporate Responsibility Report utilizing the Sustainability Accounting Standards Board (“SASB”) framework.

Environmental

We are working to integrate environmental sustainability into our business practices. The communications platform that we offer helps our customers offer products that eliminate the need for face-to-face meetings and the environmental impact of travel and commuting. We also consider sustainability factors as we evaluate our data center footprint. One of our primary office buildings located in Raleigh, North Carolina is LEED-certified. We anticipate that we will increase the number of LEED-certified buildings that we occupy as we expand our corporate presence in Raleigh and elsewhere. We also seek to promote the recycling of everything that we reasonably can in our offices – paper, plastic, aluminum, and other materials included.

Social

We work to connect with the communities where we live and work. We believe that these efforts benefit long-term stockholder value.

Bandwidth Cares is an employee-driven initiative to identify and support the communities where we live and work. Over the years, our team members have contributed more than 10,000 hours of volunteer time and raised money for dozens of charities.

We foster our culture of connection by encouraging our team members to take time during the workday to participate in community events. We reward community engagement with extra vacation days. For example, in 2020, we initiated our “Go! Do! Days” initiative, which provides each of our team members with a day off for individual activism or community service.

Governance

Our integrity earns the trust of our stakeholders, including our team members, stockholders, and customers. Our Code of Business Conduct and Ethics serves as the foundation of our culture of integrity. Our Code of Business Conduct and Ethics applies to all our employees, officers, and directors, including our Chief Executive Officer, President, Chief Financial Officer, and other executive and senior financial officers. Our Code of Business Conduct and Ethics also applies to third parties representing or providing services to us, including independent contractors and vendors. Violation of our Code of Business Conduct and Ethics may result in disciplinary action, up to and including termination of employment.

Our Code of Business Conduct and Ethics addresses conflicts of interest, fair dealing, compliance with laws, rules, and regulations, gifts and entertainment, anti-money laundering, political contributions, health and safety, discrimination and harassment, compliance, reporting, and investigations. Our employees receive annual training regarding our Code of Business Conduct and Ethics.

We have engaged an independent third party to maintain a compliance hotline where employees, independent contractors, vendors, customers, and others can make us aware of any practices, procedures, or circumstances that raise concerns on a confidential and anonymous basis. Employees also can discuss issues or complaints with their manager, members of our People Services team, or, under some circumstances, our audit committee.

Our board of directors and our audit committee each receive regular reports and updates regarding matters related to our Code of Business Conduct and Ethics, our compliance hotline, and our compliance program.

Data Privacy and Security

Our customers depend on us to preserve the confidentiality, privacy, and security of their communications, as well as other information about our customers. Many of the services that our customers utilize constitute “customer proprietary network information” (“CPNI”). Federal law requires that we preserve the confidentiality of our customers’ CPNI, subject to very limited exceptions. Each year we train our team members regarding our obligations to preserve the confidentiality of our customers’ CPNI. While the laws governing CPNI have applied to us for many years, the regulation of data privacy and security continues to evolve in the United States and abroad. We have implemented policies and procedures that facilitate compliance with applicable privacy laws, including the California Consumer Privacy Act and the General Data Protection Regulation. We also work to use privacy by design in our review and building processes.

We also have increased visibility regarding law enforcement requests that we receive for customer information. Our 2020 Corporate Responsibility Report included information regarding law enforcement requests received during the twelve-month period ended June 30, 2020. We generally do not have any “end user information” or “personally identifiable information” regarding specific end users, except in limited circumstances. Our responses to law enforcement requests are almost always limited to the name and contact information of our customer to which we have assigned identified telephone numbers.

Our team members receive data privacy and security training annually. We also provide additional training based on industry standards to our software development teams.

Our Whole Person Promise

While the Company will always be mission-first, it is our team members who ensure that we deliver on our mission for the customers that we proudly serve. We seek to identify, attract, and retain team members who will contribute to our inclusive culture that promotes diversity of thought and experience.

We believe that our culture of diversity and inclusion drives creativity, innovation, better business decisions, and better business performance. Our “Your Music Matters” program builds outreach programs and initiatives to fill our recruiting funnel with diverse candidates. We build external and internal campaigns to fill the recruiting funnel using our existing team members, outreach partnerships, and virtual platforms. We also work to maintain and enhance our culture of diversity and inclusion by offering our team members support, mentoring, and networking opportunities.

Our Whole Person Promise is at the core of our culture. We have developed a variety of programs to help our team members develop and maintain their bodies, minds, and spirits in connection with our Whole Person Promise. We offer each of our team members a 90-minute fitness lunch, gym memberships, shuttles to gyms, an on-site gym, and team challenges that include fitness components. We engage our team members with career development opportunities, transformational projects, hack-a-thons, “Big Idea” events, leadership training, customer care training, lunch-and-learn presentations, and periodic outside speakers. We require our team members to utilize all of their time off. We “embargo” team members who are on vacation, which means that team members cannot communicate or email with the team and the team cannot communicate or email with the team member until the vacation is over. We also adopt any array of benefits to support our team members.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of five members. In accordance with our second amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of the Company.

Nominees

Our board of directors has approved Brian. D. Bailey and Lukas M. Roush as the nominees for election as Class I directors at the Annual Meeting. If elected, Mr. Bailey and Mr. Roush each will serve as a Class I director until the 2024 annual meeting of stockholders and until his successor is duly elected and qualified. Each of Mr. Bailey and Mr. Roush is currently a director of the Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Bailey and Mr. Roush. We expect that each of Mr. Bailey and Mr. Roush will accept such nomination; however, if a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock be present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2021. During our fiscal year ended December 31, 2020, E&Y served as our independent registered public accounting firm.

Notwithstanding the appointment of E&Y, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of the Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our audit committee is submitting the appointment of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of E&Y, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to the Company by E&Y for our fiscal years ended December 31, 2019 and 2020.

Name	2019	2020
Audit Fees(1)	$1,314,874	1,522,836
Audit-Related Fees(2)	$—	819,750
Tax Fees(3)	$—	325,290
All Other Fees(4)	$135,004	—
Total Fees	$1,449,878	2,667,876

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees consist primarily of fees for professional services rendered in connection with our acquisition of Voxbone S.A. completed in November 2020.

(3)

Tax Fees consist of fees for [professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance].

(4)	Fees for fiscal 2019 included professional services rendered in connection with our Registration Statements related to the public offering of our Class A common stock completed in March 2019.

Auditor Independence

In our fiscal year ended December 31, 2020, there were no other professional services provided by E&Y, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the public accountants’ independence. Our audit committee has pre-approved all services performed by E&Y since the adoption of our pre-approval  policy.

Vote Required

The ratification of the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors that meets the listing standards of the NASDAQ Global Select Market and the rules and regulations of the SEC. The audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market. A copy of the charter of the audit committee is available on our website at https://investors.bandwidth.com/. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The audit committee provides oversight of our accounting and financial reporting process, the audit of our consolidated financial statements, and our internal control function. With respect to our financial reporting process, our management establishes and maintains internal controls and prepares our consolidated financial statements. Our independent registered public accounting firm, E&Y, performs an independent audit of our consolidated financial statements. The audit committee oversees these activities. The audit committee does not prepare our financial statements, which is the responsibility of management.

Consistent with the audit committee’s oversight function, the audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with the Company’s management. The audit committee has discussed with E&Y the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Brian D. Bailey, Chairman

Lukas M. Roush

Douglas A. Suriano

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21 under the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our board of directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Because the vote is advisory, the result will not be binding on our board of directors or compensation committee. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management, our board of directors and our compensation committee, and, accordingly, our board of directors and our compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory (non-binding) approval of Proposal No. 3 requires the approval of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

Our executive officers for 2020 were:

David A. Morken is the Co-Founder, Chairman and CEO of Bandwidth. Mr. Morken is also the Co-Founder, Chairman of the board of directors, and former CEO of Republic Wireless, Inc. Mr. Morken is the Co-Founder of Durham Cares. Prior to founding Bandwidth in 1999, Mr. Morken served on active duty in the Marine Corps as a Judge Advocate and Headquarters Company Commander. Mr. Morken received a B.A. in Political Science from Oral Roberts University and a J.D. from the University of Notre Dame Law School. Additionally, Mr. Morken serves as a board member of Republic Wireless, Inc.

Mr. Morken was selected to serve on our board of directors as our Co-Founder and due to his knowledge of the Company and our business.

Jeffrey A. Hoffman joined Bandwidth in 2011 and serves as Chief Financial Officer. Mr. Hoffman oversees all financial operations for Bandwidth, including accounting, treasury, tax, financial analysis and reporting and is responsible for developing and implementing financial systems and reporting structures. Mr. Hoffman brings more than 18 years of financial management experience and has held senior positions with public and leading private equity sponsored companies. Before joining Bandwidth, he served as Vice President of Financial Planning & Analysis for Hawaiian Telcom where he led the company’s budgeting, financial modeling and management reporting functions. In addition, Mr. Hoffman was a key contributor to Hawaiian Telcom’s capital restructuring and listing on NASDAQ in 2010. Prior to Hawaiian Telcom, Mr. Hoffman served as the Director of Finance and Planning for Madison River Communications where he was instrumental in many mergers and acquisitions throughout the company’s history including its eventual acquisition by CenturyLink in 2007. Mr. Hoffman earned a B.A. in Economics and International Relations from the University of Wisconsin at Madison and an MBA from the Kellogg Graduate School of Management at Northwestern University.

W. Christopher Matton served as General Counsel of Bandwidth from 2010 until January 18, 2021, although Mr. Matton remained an employee of Bandwidth until March 31, 2021 to assist Bandwidth with the transition of his responsibilities. As General Counsel, Mr. Matton provided support and counsel for corporate, human resources, intellectual property, legal and regulatory matters. Prior to joining Bandwidth, Mr. Matton was a partner at Kilpatrick Stockton LLP. Mr. Matton also previously served on the founding team and board of managers of Veritas Collaborative, an eating disorder treatment hospital system. Mr. Matton has worked with companies ranging from early stage to publicly traded companies and has represented clients in venture capital financings, private equity financings, mergers and acquisitions, public and private offerings of securities and other corporate matters. Mr. Matton earned a B.S. in Economics from the Wharton School of the University of Pennsylvania and a J.D. from Wake Forest University, where he also served as the Executive Editor of the Wake Forest Law Review.

Rebecca Bottorff has served as Chief People Officer of Bandwidth since 2010. As Chief People Officer, Ms. Bottorff leads our People Services team and helps shape Bandwidth’s corporate culture. Prior to joining Bandwidth, Ms. Bottorff served as President of Venture Savvy Consulting Group, an executive coaching and management consulting firm. Prior to Venture Savvy Consulting Group, Ms. Bottorff served as the Vice President of Human Resources of Motricity where she was instrumental in the scaling of the company’s business operations. Prior to Motricity, Ms. Bottorff served as the Vice President of Human Resources of Konover Property Trust, a publicly traded real estate investment trust. Ms. Bottorff earned a B.A. in Behavioral Science from the University of Cincinnati.

Noreen Allen has served as Chief Marketing Officer of Bandwidth since 2012. As Chief Marketing Officer, Ms. Allen leads our Marketing team and coordinates closely with our Business Development and Sales teams to help drive Bandwidth’s revenue growth. Prior to joining Bandwidth, Ms. Allen served as Vice President of

Global Marketing of ChannelAdvisor, a publicly traded e-commerce platform company. Prior to ChannelAdvisor, Ms. Allen served as Vice President of Marketing of Hosted Solutions, a private equity backed managed hosting provider, where she helped drive the company’s growth through its successful acquisition. Prior to Hosted Solutions, Ms. Allen served as Vice President of Marketing of Motricity. Prior to Motricity, Ms. Allen served as Vice President of Marketing of Spectrasite Communications, a publicly traded wireless tower company, until its successful acquisition. Ms. Allen earned a B.A. in Public Relations from Rider University.

Marina C. Carreker was appointed President of the Company in October 2020. Prior to her appointment as President, Ms. Carreker served as the Company’s Deputy General Counsel beginning in May 2016. Before joining the Company, Ms. Carreker practiced law at each of Womble Carlyle Sandridge & Rice LLP and Kilpatrick Stockton LLP. Ms. Carreker earned a B.S. in History from the University of North Carolina and a J.D. from the University of Virginia.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis summarizes our executive compensation philosophy and objectives, discusses our executive compensation policies and describes how and why our compensation committee arrived at specific compensation decisions for 2020 for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of December 31, 2020, referred to as our “named executive officers.”

Our named executive officers for 2020 were:

Name	Position(s)

David A. Morken	Chief Executive Officer (principal executive officer)

Jeffrey A. Hoffman	Chief Financial Officer (principal financial officer)

W. Christopher Matton	Former General Counsel and Secretary

Rebecca Bottorff	Chief People Officer

Noreen Allen	Chief Marketing Officer

Executive Summary

Summary of 2020 Performance

For our fiscal year ended December 31, 2020, we achieved strong growth and financial results that provide context for stockholders reviewing our executive compensation disclosures, including:

●	CPaaS revenue increased 51% to $298.6 million in 2020 from $197.9 million in 2019. CPaaS revenue increased 20% to $197.9 million in 2019 from $164.4 million in 2018.

●	Revenue increased 48% to $343.6 million in 2020 from $232.6 million in 2019. Revenue increased 14% to $232.6 million in 2019 from $204.1 million in 2018.

●

Gross profit was $158.8 million in 2020, $107.6 million in 2019, and $96.0 million in 2018. Non-GAAP gross profit (as defined below) was $169.6 million in 2020, $114.4 million in 2019, and $100.6 million in 2018. Non-GAAP gross margin (as defined below) was 49% in 2020, 49% in 2019, and 49% in 2018.

●

Net (loss) income was $(42.6) million in 2020, $2.5 million in 2019, and $17.9 million in 2018. Non-GAAP net (loss) income (as defined below) was $14.5 million in 2020, $($5.3) million in 2019, and $9.0 million in 2018.

●	Adjusted EBITDA (as defined below), a Non-GAAP measurement of operating performance, was $26.9 million in 2020, $(1.1) million in 2019, and $16.1 million in 2018.

●	Free cash flow (as defined below) of $(228.8) million in 2020, $(27.0) million in 2019, and $10.2 million in 2018.

CPaaS revenue, revenue, Non-GAAP gross margin, Non-GAAP net (loss) income, and free cash flow each is an element of our cash incentive compensation plan for 2020.

Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP net (loss) income, and Adjusted EBITDA each is a Non-GAAP financial measure that is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”).

We define Non-GAAP gross profit as gross profit after adding back depreciation and amortization and stock-based compensation. We add back depreciation and amortization and stock-based compensation because they are non-cash items. We eliminate the impact of these non-cash items because we do not consider them indicative of our core operating performance. Their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that gross margin, as adjusted to remove the impact of these non-cash expenses, such as depreciation, amortization, and stock-based compensation, is helpful to assess our gross profit and gross margin performance. We calculate Non-GAAP gross margin by dividing adjusted gross profit by revenue, expressed as a percentage of revenue.

We define Non-GAAP net (loss) income as net income (loss) adjusted for certain items affecting period to period comparability. Non-GAAP net (loss) income excludes stock-based compensation, amortization of acquired intangible assets, impairment charges of intangible assets, loss (gain) on disposal of property and equipment, estimated tax impact of these adjustments, income tax benefit resulting from excess tax benefits associated with the exercise of stock options and vested restricted stock, and benefit resulting from the release of the valuation allowance on our deferred tax assets (“DTA”).

We define Adjusted EBITDA as net income (loss) adjusted to reflect the addition or elimination of certain statement of operations items, including, but not limited to: income tax provision (benefit), interest income, net, depreciation and amortization expense, stock-based compensation expense, impairment of intangible assets, and loss (gain) from disposal of property and equipment. Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021, for a more detailed discussion of our 2020 financial results and, beginning on page 61 of that Annual Report on Form 10-K, a discussion regarding, and reconciliation of, our Non-GAAP to GAAP financial measures.

2020 Executive Compensation Highlights

The important features of our executive compensation program for 2020 included the following:

●

We tie a substantial portion of executive pay to performance. We believe that a substantial portion of our named executive officers’ compensation should be variable, at risk, and tied directly to our measurable performance. For 2020, 86% of our Chief Executive Officer’s target total compensation, which includes equity compensation, and an average of 71% of our other named executive officers’ target total compensation was linked to performance.

●

We generally target our executive compensation levels at or above the medians of market benchmarks. We design our executive compensation program to provide competitive pay levels to attract, motivate, and retain talented executives. Our 2020 cash and equity compensation levels are generally competitive with the 50th percentile among our peer companies and other companies surveyed by our compensation consultant.

●

We link executive bonuses to corporate objectives. Our annual performance-based bonus opportunities for all of our named executive officers depend on our achievement of annual corporate objectives we establish each year and the individual executive officer’s contributions towards our achievement of these annual corporate objectives.

●

We emphasize long-term equity incentives. Equity awards are fundamental to our executive compensation program. Equity awards comprise the primary “at-risk” portion of our named executive officer compensation package. Prior to our November 2017 initial public offering, we historically granted equity awards in the form of stock options. We utilized stock options because they provided value only if our equity value increased, and which vested only if the executive officer continued in our employment. As of our November 2017 initial public offering, substantially all stock options awarded to our named executive officers had vested fully. Beginning in January 2018, we began granting restricted stock unit awards subject to vesting dependent on the executive officer’s continued employment. We believe stock option awards and restricted stock unit awards align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

●

Our equity awards granted to our executive officers generally have multiple-year vesting requirements, consistent with our retention objectives, although we have provided time-based vesting on a quarterly basis of less than one year with some equity awards to our executive officers.

●

We do not provide our executive officers with any special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

●

We generally do not provide executive fringe benefits or perquisites to our executives, such as car allowances or tax reimbursement payments. Our executives can utilize certain financial advice services that we make available to all employees.

●

Our compensation committee retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the compensation committee on market practices, including identifying a peer group of companies and their compensation practices. The compensation consultant helps our compensation committee regularly assess the Company’s individual and total compensation programs against these peer companies, the general marketplace, and other industry data points.

●	We prohibit hedging and pledging of Company stock.

Objectives, Philosophy and Elements of Executive Compensation

Our mission is to develop and deliver the power to communicate. Our customers utilize our voice calling, text messaging, and 911 solutions utilizing the software and communications network that we develop and deliver. We seek to grow, expand our geographical footprint, and create new solutions for our customers.

Our executive compensation program supports the achievement of our mission by:

●	Attracting, motivating, incentivizing and retaining employees at the executive level who contribute to our long-term success;

●	Providing compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

●

Effectively aligning our executives’ interests with those of our stockholders by awarding a significant portion of compensation in the form of long-term equity incentives that provide value based on the growth of sustainable long-term value for our stockholders.

Our executive compensation program primarily consists of base salary, annual performance-based bonuses, and long-term equity incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. This chart summarizes the three main elements of our executive compensation program, as well as their respective objectives and key features.

Element of Compensation	Objectives	Key Features
Annual Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

We establish fixed cash compensation, which we periodically review and adjust if and when appropriate. We determine each executive officer’s fixed cash compensation based on a variety of factors, including the executive officer’s performance, experience, skills, position, and responsibility, as well as the competitive marketplace for executive talent specific to our industry. We also consider our performance and the market data provided by our independent compensation consultant.

Annual Performance Bonus (at-risk cash)	Motivates and rewards the achievement of our annual corporate objectives and individual contributions.

We establish target bonus amounts, which we periodically review and adjust if and when appropriate, unless established by an employment agreement. Our compensation committee determines each executive officer’s target bonus based upon a variety of factors, including the executive officer’s anticipated impact on our company and our achievement of our corporate objectives, the individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, and competitive bonus opportunities in our industry. We generally communicate each executive officer’s target bonus at the beginning of the year, unless established by an employment agreement. Our compensation committee determines each executive officer’s actual bonus amounts after the end of the year, considering the achievement of our annual corporate and individual performance objectives.

Long-Term Equity Incentive (at-risk equity incentives)

Motivates and rewards the achievement of our long-term corporate objectives and performance.

Aligns our executives’ interests with our stockholders’ interest in the growth of sustainable long-term value.

Attracts and retains highly qualified executives and encourages their continued employment over the long term.

We generally review equity incentives annually for existing executives. We also generally review equity incentives as appropriate during the year for new hires, promotions, or other special circumstances. These equity incentives stimulate executive retention and periodically reward significant achievement.

We determine individual awards based on a variety of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.

Prior to our November 2017 initial public offering, we historically provided equity incentives in the form of stock options. Since January 2018, we have awarded restricted stock units.

We believe that we provide competitive compensation to each of our executive officers that offers significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that our approach appropriately blends short-term and long-term incentives to maximize stockholder value.

We do not have formal policies for allocating compensation among salary, annual performance bonus awards, and equity grants, among short-term and long-term compensation, or among cash and non-cash compensation.

Our compensation committee establishes a total compensation program for each named executive officer that balances current, short-term, and long-term incentive compensation, and cash and non-cash compensation, which our compensation committee believes will allow our executive compensation program to appropriately support the achievement of our corporate objectives. Our compensation committee generally has structured a substantial portion of the named executive officers’ total target compensation to consist of annual performance-based bonus opportunities and long-term equity awards to align the executive officers’ incentives with our corporate objectives and our stockholders’ interest in the growth of sustainable long-term value.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

Our executive compensation program is administered by our compensation committee, in consultation with our board of directors, including with respect to the Company’s compensation policies, plans and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate. For more information about the compensation committee’s oversight of the executive compensation program, see the section titled “Board Meetings and Committees—Compensation Committee” beginning on page 12 of this Proxy Statement. Our compensation committee consists solely of independent members of our board of directors.

Our compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, which may be subject to final board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis. Our compensation committee also may make decisions throughout the year for new hires, promotions, or other special circumstances as our compensation committee determines appropriate. In particular, our compensation committee determines appropriate target levels and performance measures and the allocation between short-term and long-term compensation and between cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each named executive officer. Our compensation committee does not delegate authority to approve executive officer compensation. Our compensation committee does not maintain a formal policy regarding the timing of equity awards to our executive officers. Nonetheless, our compensation committee generally grants equity awards at a regularly scheduled meeting or by written consent consistent with discussion at a prior regularly scheduled meeting.

Our compensation committee works with and receives information and analyses from management, including members of our Finance, Legal, and People Services departments. Our compensation committee considers and evaluates this information and analyses to determine the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our compensation committee also works with and receives information from our Chief Executive Officer. Our Chief Executive Officer evaluates and provides to the compensation committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance bonuses, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. Our compensation committee retains the final authority to set compensation for all named executive officers. Our Chief Executive Officer discusses his recommendations with the compensation committee, but he does not participate in the deliberations concerning, or the determination of, his compensation. In order to determine our Chief Executive Officer’s compensation, our compensation committee reviews the performance of the Chief Executive Officer and meets in executive session without him to evaluate the Chief Executive Officer’s performance.

From time to time, our compensation committee may invite members of management, other employees, and outside advisors or consultants to make presentations, provide financial or other background information or advice, or otherwise participate in compensation committee meetings. Members of management, including our Chief Executive Officer, may attend portions of our compensation committee’s meetings.

Our Finance, Legal, and People Services departments work closely with our Chief Executive Officer to design and develop recommended executive compensation for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the compensation committee.

Role of Compensation Consultant

Our compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Our compensation committee has retained Radford as our compensation committee’s independent compensation consultant. Radford’s work included an evaluation of the Company’s compensation practices relative to its peer group, a compensation risk assessment, review of director compensation, and the development of a new peer group to be used for 2021 executive and director compensation.

Radford also developed a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices, and considering different compensation programs. The information provided by Radford aided the compensation committee to make executive compensation decisions in 2020. Radford also conducted market research and analysis to develop executive compensation, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers. Radford also conducted a review of our director compensation policies and practices.

Our compensation committee analyzed in 2020 whether the work of Radford as our compensation consultant raised any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our compensation committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest pursuant to the SEC rules and NASDAQ listing standards.

Use of Competitive Market Compensation Data

Our compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, our compensation committee directed Radford to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete for top talent.

As directed by our compensation committee, Radford developed our peer group in consultation with our management team and our compensation committee. Radford then proposed, and the compensation committee subsequently approved, a group of companies that would be appropriate peers based on our industry focus and size (based on employee headcount, revenues and market capitalization). The peer group used by our compensation committee in making executive pay decisions for 2020 was as follows:

8x8 Boingo Wireless Domo MobileIron RingCentral Upland Software	A10 Networks Brightcove Everbridge ModelN SailPoint Technologies Vonage	Alarm.com Holdings Calix Five9 PagerDuty Shutterstock Workiva	Appian Carbonite Instructure QuinStreet Twilio Yext

Using data compiled from the public filings of these peer companies and data from Radford’s national survey of companies similar to us, which we refer to as peer data, Radford completed an assessment of our executive compensation to inform our compensation committee’s determinations regarding executive compensation for 2020. Radford prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of our executive officers. The compensation committee did not target pay to fall at any particular percentile of the market data, although we generally target our executive compensation levels at or above the medians of market ranges. The compensation committee nonetheless viewed this market data as a helpful reference point to make 2020 compensation decisions. Our compensation committee considers market data as only one factor when making compensation decisions. Our compensation committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Consideration of Annual Say-on-Pay Vote on Executive Compensation

Our compensation committee considered the results of the non-binding stockholder advisory vote on the compensation of our named executive officers conducted at the May 21, 2020 Annual Meeting. As reported in our current report on Form 8-K, filed with the SEC on May 21, 2020, approximately 89% of the votes cast on the proposal expressed support for the compensation program offered to our named executive officers as disclosed in last year’s proxy statement (the “Say-on-Pay Vote”). Accordingly, our compensation committee made no changes to our executive compensation program as a result of the Say-on-Pay Vote. Furthermore, we have elected to conduct the Say-on-Pay Vote annually, thereby giving our stockholders the opportunity to provide feedback on the compensation of our named executive officers each year. We will conduct our annual Say-on-Pay Vote as described in Proposal No. 3 of this proxy statement at the 2021 Annual Meeting of Stockholders. Our board of directors and our compensation committee will consider the outcome of the Say-on-Pay Vote, as well as any feedback received throughout the year, when making compensation decisions for our named executive officers in the future. The next Say-on-Pay Vote will be held at the 2022 Annual Meeting of Stockholders.

Factors Used in Determining Executive Compensation

Our compensation committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of our compensation committee members. Our compensation committee does not make compensation decisions by using a formulaic approach or benchmarks. Our compensation committee believes executive compensation decisions require consideration of a multitude of factors that vary from year to year. Our compensation committee generally takes into consideration the following factors when making executive compensation decisions:

➢	Company performance and existing business needs;

➢	Each named executive officer’s individual performance, scope of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;

➢	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;

➢	Alignment of named executive officer compensation with short-term and long-term Company performance;

➢	Recommendations of the Company’s Chief Executive Officer, other than with respect to his own compensation;

➢	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and

➢	Recommendations, data and analyses from our compensation committee’s independent compensation consultant on compensation policy determinations for our executive officers.

2020 Executive Compensation Program

Base Salary

The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities and to provide a fixed base of cash compensation. Base salary is a visible and stable fixed component of our compensation program. Our compensation committee may adjust base salaries based on a number of factors, including experience, responsibilities, individual contributions, number of years in the position and competitive data. In addition, our compensation committee may evaluate our named executive officers’ base salaries, together with other components of their compensation, to ensure that the executive’s total compensation is consistent with our overall compensation philosophy and market practices of our compensation peer group.

In November 2019, our compensation committee reviewed the base salaries of our executive officers, including the named executive officers. With respect to our named executive officers, the compensation committee determined that base salary levels would be increased as follows:

Executive	2019 Base Salary ($)	2020 Base Salary ($)	Percentage Increase in Base Salary from December 31, 2019 (%)
David A. Morken	375,000	450,000	20.0
Jeffrey A. Hoffman	364,800	381,216	4.5
W. Christopher Matton	304,000	317,680	4.5
Rebecca Bottorff	280,451	293,071	4.5
Noreen Allen	278,100	290,615	4.5

The compensation committee made the determination to increase the base salary of each of the named executive officers, due to the augmented scope of their respective roles due to the continued growth of the Company, as well as each named executive officer’s performance while executing the named executive officer’s heightened responsibilities.

Annual Performance Bonus

Our compensation committee believes that the payment of annual incentive compensation provides motivation necessary to retain the named executive officers and reward them for short-term company performance. On February 5, 2020, our compensation committee approved the adoption of our 2020 “Management by Objective” Bonus Plan (the “2020 MBO Bonus Plan”) for our executive officers, including the named executive officers. The 2020 MBO Bonus Plan is designed to encourage named executive officers to contribute to the profitability, growth and increased value of the Company. On March 16, 2020, our compensation committee amended the 2020 MBO Bonus Plan to further encourage named executive officers to focus on profitability in light of the unprecedented COVID-19 pandemic that our compensation committee believed would adversely impact the U.S. and global economies.

Amounts payable under our 2020 MBO Bonus Plan are determined as follows:

●	A target incentive compensation amount is set for each named executive officer.

●

Our compensation committee established CPaaS revenue, revenue, Non-GAAP gross margin, Non-GAAP net (loss) income, and free cash flow objectives as the corporate performance goals under the 2020 MBO Bonus Plan as described above, as well as the target performance levels and the respective weighting of each corporate objective and each executive officer’s individual objectives. Ninety percent (90%) of each executive officer’s individual objectives is generally based on individual functional objectives based on the executive officer’s role and the role’s relationship with our strategic business imperatives, such as improving efficiencies, increasing customer opportunities and satisfaction, developing and managing a talented workforce, and managing compliance; the remaining ten percent (10%) of each executive officer’s individual objectives is generally based on individual professional development objectives based on the executive officer’s role, such as the ongoing development of the executive officer’s individual expertise and leadership skills. These percentages may change based on our Chief Executive Officer’s evaluation under particular circumstances.

●

After the end of the 2020 year, our compensation committee determined our achievement of our CPaaS revenue, revenue, Non-GAAP gross margin, Non-GAAP net (loss) income, and free cash flow objectives previously established by our compensation committee for 2020 based upon an assessment of our financial results for 2020 and the respective weighting of each corporate objective. Our compensation committee’s determination would be expressed as a percentage of the applicable performance goal (the “Corporate Achievement Percentage”).

●

Following its assessment of our financial results for 2020, our compensation committee also determined each executive officer’s achievement of the executive officer’s individual functional objectives and individual professional development objectives, expressed as a percentage of the applicable performance goal (the “Individual Achievement Percentage”). Our Chief Executive Officer evaluated and provided to our compensation committee executive officer performance assessments and management’s recommendations and proposals regarding the Individual Achievement Percentage (except as to his own performance).

●	Each executive officer’s individual bonus then would be calculated as follows:

o	The executive officer’s individual target bonus, multiplied by

o	The Corporate Achievement Percentage, multiplied by

o	The executive officer’s Individual Achievement Percentage.

In connection with Mr. Matton’s resignation of his employment as of March 31, 2021, our compensation committee approved a letter agreement recommended by our Chief Executive Officer resulting in the payment of Mr. Matton’s individual bonus at the target incentive compensation amount set for Mr. Matton under the 2020 MBO Bonus Plan. Our compensation committee subsequently approved an individual bonus payable to Mr. Matton under the 2020 MBO Bonus Plan based on the Corporate Achievement Percentage.

The annual cash bonus targets under the 2020 MBO Bonus Plan for the named executive officers were set as follows:

Executive	Target Bonus ($)
David A. Morken	450,000
Jeffrey A. Hoffman	247,790
W. Christopher Matton	158,840
Rebecca Bottorff	146,536
Noreen Allen	145,308

Performance Achievement

After 2020, our compensation committee assessed our financial results for 2020, including our achievement of our CPaaS revenue, revenue, Non-GAAP gross margin, Non-GAAP net (loss) income, and free cash flow objectives previously established by our compensation committee for 2020. Our compensation committee determined that the Corporate Achievement Percentage for 2020 was 158.5%. Our compensation committee then determined the Individual Achievement Percentage for each of Messrs. Morken and Hoffman, Ms. Bottorff, and Ms. Allen. The Corporate Achievement Percentage and Individual Achievement Percentage yielded bonuses under the 2020 MBO Bonus Plan as follows:

Executive	Bonus Amount Paid($)
David A. Morken	713,250
Jeffrey A. Hoffman	392,747
W. Christopher Matton	251,761
Rebecca Bottorff	232,258
Noreen Allen	230,312

In connection with Mr. Matton’s resignation of his employment as of March 31, 2021, our compensation committee approved a letter agreement recommended by our Chief Executive Officer resulting in the payment of Mr. Matton’s individual bonus at the target incentive compensation amount set for Mr. Matton under the 2020 MBO Bonus Plan. Our compensation committee subsequently approved an individual bonus payable to Mr. Matton under the 2020 MBO Bonus Plan based on the Corporate Achievement Percentage.

The annual cash incentive awards earned by our named executive officers for fiscal 2020 performance are also set forth in the 2020 Summary Compensation Table below.

Equity Awards

Prior to our November 2017 initial public offering, we historically granted equity awards in the form of stock options. We utilized stock options because they provided value only if our equity value increased, and the stock options only vested if the executive officer continued in our employment. As of our November 2017 initial public offering, substantially all stock options awarded to our named executive officers had vested fully. Beginning in January 2018, we began granting restricted stock unit awards as the equity award component of our compensation program. These awards were subject to vesting dependent on the executive officer’s continued employment. We determined that it was advisable to utilize restricted stock unit awards to align with peer company practices. In addition to aligning with market practice, we believe that the use of restricted stock unit awards improves the balance and risk profile of our compensation program to include a form of award that does not rely solely on stock price appreciation in order to provide value.

During 2020, our compensation committee did not have any formal policy for determining the number or type of equity-based awards to grant to named executive officers. Rather, the annual equity grants to our named executive officers are evaluated and approved by our compensation committee in the context of each named executive officer’s total compensation and take into account the market data provided by compensation consultants in addition to the individual officer’s responsibilities and performance. The compensation committee also takes into account the recommendations of the Chief Executive Officer (except as to his own award of equity-based compensation) with respect to appropriate grants and any particular individual circumstances.

In January 2020, our compensation committee approved equity grants consisting of restricted stock unit awards for our named executive officers. Except for one award to Mr. Hoffman and one award to Mr. Morken as described below, each of the restricted stock unit awards granted in January 2020 vests as follows: (1) 12.5% quarterly on each of March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020; and (2) approximately 16.7% annually thereafter on January 2, 2022, January 2, 2023, and January 2, 2024, in each case subject to the officer’s continued service with us through the applicable vesting date. Our compensation committee also approved an additional equity grant consisting of restricted stock units for Mssrs. Hoffman and Morken, which vest in four equal annual installments, with the first such installment occurring on January 2, 2021.

In November 2020, our compensation committee approved equity grants consisting of restricted stock unit awards for our named executive officers in recognition of their contributions to our November 2020 acquisition of Voxbone S.A. Each of the restricted stock unit awards granted in November 2020 vests as follows: (1) 12.5% quarterly on each of February 2, 2021, May 2, 2021, August 2, 2021, and November 2, 2021; and (2) approximately 16.7% annually thereafter on November 2, 2022, November 2, 2023, and November 2, 2024, in each case subject to the officer’s continued service with us through the applicable vesting date.

Refer to the 2020 Grants of Plan-Based Awards table below for additional information regarding the equity awards issued to our named executive officers in 2020.

The following table summarizes the equity grants made to the named executive officers during 2020, which were generally subject to the vesting schedules described above:

Executive	January 2020 Awards (# of restricted stock units)	November 2020 Awards (# of restricted stock units)	Total 2020 Awards (# of restricted stock units)
David A. Morken	31,143	1,901	33,044
Jeffrey A. Hoffman	13,516	950	14,466
W. Christopher Matton	7,420	950	8,370
Rebecca Bottorff	6,845	634	7,479
Noreen Allen	6,109	475	6,584

Employment Agreements with Named Executive Officers

David A. Morken

We entered into an employment agreement with David A. Morken as of January 1, 2015 (as amended on March 9, 2017), which has a current term that will expire on January 1, 2022 and which will automatically renew for additional one-year periods unless either Mr. Morken or we give at least 60 days’ notice of non-renewal to the other party.

This agreement entitles Mr. Morken to receive an initial base salary of $375,000 and the opportunity to earn an annual performance-based bonus, with a target of 100% of base salary, subject to the achievement of individual and company performance goals to be mutually agreed by our board of directors and Mr. Morken at the beginning of each calendar year. Upon a liquidity event in which there is a change of control of the Company with a value of at least $750 million (calculated on an enterprise basis) and the transaction commences during the term of the employment agreement and closes on or prior to December 31, 2023, Mr. Morken will additionally be entitled to receive a liquidity bonus as shown in the table below (the “Liquidity Bonus”), subject to Mr. Morken’s continued employment through the date of such liquidity event (or his earlier termination by us for any reason or his resignation for “Good Reason” (as defined in his employment agreement) following the commencement of negotiations regarding the potential transaction).

Value Calculated on Enterprise Basis Liquidity Bonus
$750,000,000—$999,999,999	$ 5,000,000
$1,000,000,000—$1,249,999,999	$10,000,000
$1,250,000,000—$1,499,999,999	$12,500,000
$1,500,000,000—$1,749,999,999	$15,000,000
$1,750,000,000—$1,999,999,999	$17,500,000
$2,000,000,000 or more	$20,000,000

If payments to Mr. Morken from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments (including the Liquidity Bonus) would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Morken being subject to the excise tax imposed by Section 4999 of the Code.

The employment agreement with Mr. Morken provides that any then outstanding and unvested stock options or shares of restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term, upon the earliest of (i) Mr. Morken’s death during the term of the agreement, (ii) a change in control of the Company, or (iii) the termination of Mr. Morken’s employment by us other than for “Cause” (as defined in his employment agreement and including our decision to not renew the term of the employment agreement) or by Mr. Morken for Good Reason. If Mr. Morken’s employment is terminated (i) by us other than for “Cause”, (ii) by Mr. Morken for “Good Reason” (as such capitalized terms are defined in his employment agreement), or (iii) by Mr. Morken for any reason within 12 months following a change of control of the Company that is not approved by at least a majority of our board of directors, then, subject to his execution of a general release of claims in our favor, Mr. Morken is entitled to receive 150% of his then-current base salary plus 150% of his target bonus for the year of termination, payable over an 18 month period following the termination. If Mr. Morken is terminated by us other than for Cause, he will also be entitled to receive company-paid basic medical insurance premiums for 18 months following his termination and a lump sum equal to 18 months of premiums for the term life insurance coverage then in effect. Mr. Morken has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

Jeffrey A. Hoffman

We entered into an employment agreement with Jeffrey A. Hoffman as of April 10, 2019, which has a current term that will expire on December 31, 2021 and which will automatically renew for additional one-year periods unless either Mr. Hoffman or we give at least 60 days’ notice of non-renewal to the other party. This agreement superseded his prior employment agreement.

This agreement entitles Mr. Hoffman to receive an initial base salary of $364,800 and the opportunity to earn an annual performance-based bonus, with a target of 65% of base salary, subject to the achievement of individual and company performance goals established by our Board of Directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year.

The employment agreement with Mr. Hoffman provides that any then outstanding and unvested stock options or shares of restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term, upon the earliest of (i) Mr. Hoffman’s death during the term of the agreement or (ii) a change in control of the Company. If Mr. Hoffman’s employment is terminated (i) by us other than for “Cause” (which includes our decision to not renew the term of the employment agreement), (ii) by Mr. Hoffman for “Good Reason” (as such capitalized terms are defined in his employment agreement), or (iii) by Mr. Hoffman for any reason within 12 months following a change of control of the Company that is not approved by at least a majority of our board of directors, then, subject to his execution of a general release of claims in our favor, Mr. Hoffman is entitled to receive 100% of his then-current base salary plus 100% of his target bonus for the year of termination, payable over a 12 month period following the termination. If Mr. Hoffman is terminated by us other than for Cause, he will also be entitled to receive company-paid basic medical insurance premiums for 12 months following his termination and a lump sum equal to 12 months of premiums for the term life insurance coverage then in effect. Mr. Hoffman has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

If payments to Mr. Hoffman from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Hoffman being subject to the excise tax imposed by Section 4999 of the Code.

W. Christopher Matton

We entered into an employment agreement with W. Christopher Matton as of December 6, 2019, which had a term that was scheduled to expire on December 31, 2021 and which would have automatically renewed for additional one-year periods unless either Mr. Matton or we give at least 60 days’ notice of non-renewal to the other party. This agreement superseded his prior employment agreement.

This agreement entitled Mr. Matton to receive an initial base salary of $304,000 and the opportunity to earn an annual performance-based bonus, with a target of 50% of base salary, subject to the achievement of individual and company performance goals established by our Board of Directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year.

The employment agreement with Mr. Matton provided that any then outstanding and unvested stock options or shares of restricted stock would immediately vest, and the options would be exercisable for the remainder of their full original term, upon the earliest of (i) Mr. Matton’s death during the term of the agreement or (ii) a change in control of the Company. If Mr. Matton’s employment was terminated (i) by us other than for “Cause” (which includes our decision to not renew the term of the employment agreement), (ii) by Mr. Matton for “Good Reason” (as such capitalized terms are defined in his employment agreement), or (iii) by Mr. Matton for any reason within 12 months following a change of control of the Company that is not approved by at least a majority of our board of directors, then, subject to his execution of a general release of claims in our favor, Mr. Matton would have been entitled to receive 100% of his then-current base salary plus 100% of his target bonus for the year of termination, payable over a 12 month period following the termination. If Mr. Matton was terminated by us other than for Cause, he also would have been entitled to receive company-paid basic medical insurance premiums for 12 months following his termination and a lump sum equal to 12 months of premiums for the term life insurance coverage then in effect. Mr. Matton has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

If payments to Mr. Matton from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Matton being subject to the excise tax imposed by Section 4999 of the Code.

In connection with the resignation of his employment, we entered into a letter agreement with Mr. Matton, dated as of January 18, 2021. The letter agreement provided that Mr. Matton’s last day of employment would be March 31, 2021. Under the letter agreement, Mr. Matton was entitled to receive (i) a cash amount equal to $317,680.08, payable over twelve months, (ii) an additional cash amount of $158,840.04, which represented Mr. Matton’s individual bonus at 100% of the target incentive compensation amount set for Mr. Matton under the 2020 MBO Bonus Plan, (iii) an additional cash amount of $39,710.01, which represented 25% of Mr. Matton’s anticipated 2021 bonus, and (iv) a cash amount of $23,700, payable over twelve months that is intended to facilitate the purchase of healthcare coverage by Mr. Matton. Additionally, under the letter agreement, the restricted stock units granted to Mr. Matton on February 21, 2018 become fully vested as of March 31, 2021 if not previously vested, while all other outstanding restricted stock units previously granted to Mr. Matton will continue to vest through March 31, 2021. Our compensation committee subsequently approved an individual bonus payable to Mr. Matton under the 2020 MBO Bonus Plan based on the Corporate Achievement Percentage of 158.5% rather than the assumed achievement level of 100% contemplated by the letter agreement.

Rebecca Bottorff

We entered into an employment agreement with Rebecca Bottorff as of December 6, 2019, which has a current term that will expire on December 31, 2021 and which will automatically renew for additional one-year periods unless either Ms. Bottorff or we give at least 60 days’ notice of non-renewal to the other party.

This agreement entitles Ms. Bottorff to receive an initial base salary of $280,450 and the opportunity to earn an annual performance-based bonus, with a target of 50% of base salary, subject to the achievement of individual and company performance goals established by our Board of Directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year.

The employment agreement with Ms. Bottorff provides that any then outstanding and unvested stock options or shares of restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term, upon the earliest of (i) Ms. Bottorff’s death during the term of the agreement or (ii) a change in control of the Company. If Ms. Bottorff’s employment is terminated (i) by us other than for “Cause” (which includes our decision to not renew the term of the employment agreement), (ii) by Ms. Bottorff for “Good Reason” (as such capitalized terms are defined in her employment agreement), or (iii) by Ms. Bottorff for any reason within 12 months following a change of control of the Company that is not approved by at least a majority of our board of directors, then, subject to her execution of a general release of claims in our favor, Ms. Bottorff is entitled to receive 100% of her then-current base salary plus 100% of her target bonus for the year of termination, payable over a 12 month period following the termination. If Ms. Bottorff is terminated by us other than for Cause, she will also be entitled to receive company-paid basic medical insurance premiums for 12 months following her termination and a lump sum equal to 12 months of premiums for the term life insurance coverage then in effect. Ms. Bottorff has agreed to refrain from disclosing our confidential information during or at any time following her employment with us and from competing with us or soliciting our employees or customers during her employment and for 12 months following termination of her employment.

If payments to Ms. Bottorff from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Ms. Bottorff being subject to the excise tax imposed by Section 4999 of the Code.

Noreen Allen

We entered into an employment agreement with Noreen Allen as of December 6, 2019, which has a current term that will expire on December 31, 2021 and which will automatically renew for additional one-year periods unless either Ms. Allen or we give at least 60 days’ notice of non-renewal to the other party.

This agreement entitles Ms. Allen to receive an initial base salary of $278,100 and the opportunity to earn an annual performance-based bonus, with a target of 50% of base salary, subject to the achievement of individual and company performance goals established by our Board of Directors upon the recommendation of our Chief Executive Officer at the beginning of each calendar year.

The employment agreement with Ms. Allen provides that any then outstanding and unvested stock options or shares of restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term, upon the earliest of (i) Ms. Allen’s death during the term of the agreement or (ii) a change in control of the Company. If Ms. Allen’s employment is terminated (i) by us other than for “Cause”, (ii) by Ms. Allen for “Good Reason” (as such capitalized terms are defined in her employment agreement), or (iii) by Ms. Allen for any reason within 12 months following a change of control of the Company that is not approved by at least a majority of our board of directors, then, subject to her execution of a general release of claims in our favor, Ms. Allen is entitled to receive 100% of her then-current base salary plus 100% of her target bonus for the year of termination, payable over a 12 month period following the termination. If Ms. Allen is terminated by us other than for Cause, she will also be entitled to receive company-paid basic medical insurance premiums for 12 months following her termination and a lump sum equal to 12 months of premiums for the term life insurance coverage then in effect. Ms. Allen has agreed to refrain from disclosing our confidential information during or at any time following her employment with us and from competing with us or soliciting our employees or customers during her employment and for 12 months following termination of her employment.

If payments to Ms. Allen from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Ms. Allen being subject to the excise tax imposed by Section 4999 of the Code.

Equity Benefit Plans

For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2020 for our named executive officers, see “Compensation Discussion and Analysis—2020 Executive Compensation Program—Annual Performance Bonus” and “Compensation Discussion and Analysis—2020 Executive Compensation Program—Equity Awards.”

Other Features of Our Executive Compensation Program

401(k) Plan, Welfare and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2020, we matched 100% of employee contributions, up to 3% of earnings with an annual maximum company matching contribution of $8,550 in matching contributions per calendar year for each employee. Such employee contributions are immediately and fully vested; Company matching contributions vest over three years ratably. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

We do not currently view perquisites or other personal benefits as a significant component of our executive compensation program. We do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. However, we pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our U.S.-based full-time employees, including our named executive officers, up to a disability benefit maximum of $12,000/month. In addition, for each of the Named Executive Officers, the Company purchases supplemental insurance to increase the total annual disability benefit to an amount that more closelyy approximates 60% of base salary and target bonus opportunity. In 2020, for each of the Named Executive Officers the amount of the additional premium paid for this supplemental insurance was less than $10,000.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Deductibility of Executive Compensation

Section 162(m) of the Code has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year, subject to certain exceptions. Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), the deduction limit did not apply to “performance-based compensation” which satisfied the requirements of Section 162(m).The TCJA eliminated the performance-based compensation exemption, although compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 may be “grandfathered” and still qualify for the performance-based compensation exception under certain circumstances. In determining the form and amount of compensation for our named executive officers, our compensation committee may continue to consider all elements of the cost of such compensation. While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, our compensation committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Other Compensation Policies and Practices

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Our compensation committee has not adopted a compensation recovery, or “clawback,” policy pursuant to which the board of directors may, following the occurrence of certain accounting restatements triggered by misconduct of an executive officer or officers, recover any incentive compensation determined to have been erroneously paid to such executive officer or officers. We will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will make any necessary updates to the policy once the SEC adopts final regulations on the subject.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging company securities as collateral for loans and may not hold company securities in margin accounts.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS

The compensation committee has reviewed our compensation policies and practices, in consultation with Radford, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our compensation committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. Our compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors) and long-term compensation (in the form of stock options or restricted stock unit grants) prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. Our insider trading policy and prohibition against hedging and pledging of our stock also protect against short-term decision making. Our compensation committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Brian D. Bailey, Chairman

Lukas M. Roush

Douglas A. Suriano

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to the following individuals during the years ended December 31, 2020, 2019 and 2018: (i) David A. Morken, our Chief Executive Officer; (ii) Jeffrey A. Hoffman, our Chief Financial Officer and (iii) W. Christopher Matton, Rebecca Bottorff, and Noreen Allen, our three other most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of our fiscal year ended December 31, 2020. These individuals are referred to throughout this Proxy Statement as our named executive officers.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David A. Morken	2020	450,000	300,000	2,231,076	713,250	8,829	3,703,155
Chief Executive Officer	2019	375,000	150,000	1,349,941	364,149	8,400	2,247,491
	2018	375,000	—	600,010	430,500	9,350	1,414,860
Jeffrey A. Hoffman	2020	381,216	150,000	990,153	392,747	12,511	1,926,627
Chief Financial Officer	2019	364,800	100,000	601,908	230,258	8,400	1,305,367
	2018	364,800	—	481,511	280,040	12,598	1,138,949
W. Christopher Matton	2020	317,680	157,340	610,757	251,761	12,436	1,349,974
General Counsel and Secretary	2019	304,000	87,000	364,814	147,601	8,400	911,816
Rebecca Bottorff	2020	293,071	107,111	526,127	232,258	11,203	1,169,770
Chief People Officer	2019	280,451	—	586,460	143,963	8,400	1,019,275
Noreen Allen	2020	290,615	75,000	455,582	230,312	11,090	1,062,599
Chief Marketing Officer	2019	278,100	—	333,700	126,384	8,400	746,584

(1)

Amounts shown for 2020 represent discretionary cash bonuses paid in recognition of the contributions of our named executive officers to our November 2020 acquisition of Voxbone S.A. For Mr. Matton and Ms. Bottorf, the amounts also include the grossed-up value of a $5,000 “Lifetime Achievement” award paid in 2020.

(2)

Amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. The assumptions we used in valuing these equity awards are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the named executive officers.

(3)

Amounts in this column for each fiscal year represent amounts earned by the named executive officers during that fiscal year pursuant to our MBO Bonus Plan, but paid in in the subsequent fiscal year (pursuant to the terms of the MBO Bonus Plan). See “Compensation Discussion and Analysis – 2020 Executive Compensation Program – Annual Performance Bonus” for further information regarding the amounts in this column.

(4)

Amounts in this column represent premiums for supplemental disablity insurance coverage paid by the Company and matching contributions to our 401(k) savings plan made by the Company on the named executive officer’s behalf. See “Compensation Discussion and Analysis – Other Features of Our Executive Compensation Program” for more information on premiums for supplemental disablity insurance coverage paid by the Company and matching contributions to our 401(k) savings plan.

2020 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2020 to our named executive officers.

Grants of Plan-Based Awards in Fiscal 2020

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
David A. Morken	MBO Bonus Plan	—	—	450,000	—	—	—	—	—
	RSU Grant	1/2/20	—	—	—	31,143	—	—	1,938,533
	RSU Grant	11/2/20	—	—	—	1,901	—	—	292,543
Jeffrey A. Hoffman	MBO Bonus Plan	—	—	247,790	—	—	—	—	—
	RSU Grant	1/2/20	—	—	—	13,516	—	—	843,958
	RSU Grant	11/2/20	—	—	—	950	—	—	146,195
W. Christopher Matton	MBO Bonus Plan	—	—	158,840	—	—	—	—	—
	RSU Grant	1/2/20	—	—	—	7,420	—	—	464,562
	RSU Grant	11/2/20	—	—	—	950	—	—	146,195
Rebecca Bottorff	MBO Bonus Plan	—	—	146,536	—	—	—	—	—
	RSU Grant	1/2/20	—	—	—	6,845	—	—	428,561
	RSU Grant	11/2/20	—	—	—	634	—	—	97,566
Noreen Allen	MBO Bonus Plan	—	—	145,308	—	—	—	—	—
	RSU Grant	1/2/20	—	—	—	6,109	—	—	382,483
	RSU Grant	11/2/20	—	—	—	475	—	—	73,099

(1)

We do not establish thresholds or maximum annual performance bonus amounts under our 2020 MBO Bonus Plan. The amounts set forth in these columns represent the target bonus amounts for each named executive officer for fiscal 2020 under our 2020 MBO Bonus Plan, and do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2020. The dollar value of the actual payments for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For more information about our 2020 MBO Bonus Plan, see “Compensation Discussion and Analysis – 2020 Executive Compensation Program – Annual Performance Bonus.”

(2)

The restricted stock unit awards were granted pursuant to our 2017 Incentive Award Plan (the “2017 Plan”). Each of the restricted stock unit awards granted to Mr. Matton and Mses. Bottorff and Allen in January 2020 vests as follows: (1) 12.5% quarterly on each of March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020; and (2) approximately 16.7% annually thereafter on January 2, 2022, January 2, 2023, and January 2, 2024, in each case subject to the officer’s continued service with us through the applicable vesting date. Our compensation committee also approved an additional equity grant consisting of restricted stock units for Mr. Hoffman, which vests in four equal annual installments, with the first such installment occurring on January 2, 2021. Each of the restricted stock unit awards granted in November 2020 vests as follows: (1) 12.5% quarterly on each of February 2, 2021, May 2, 2021, August 2, 2021, and November 2, 2021; and (2) approximately 16.7% annually thereafter on November 2, 2022, November 2, 2023, and November 2, 2024, in each case subject to the officer’s continued service with us through the applicable vesting date. See “Compensation Disussion and Analysis – 2020 Executive Compensation Program – Equity Awards” for addtional information about these awards.

(3)

The dollar amounts in this column represent the aggregate grant date fair value of each option award and restricted stock unit award, as applicable, granted to the named executive officers in fiscal 2020. These amounts have been calculated in accordance with ASC 718. The grant date fair value of each option award is calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. The assumptions we used in valuing these awards are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 and do not necessarily correspond to the actual economic value recognized or that may be recognized by our named executive officers.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth certain information about outstanding and unexercised stock options and outstanding restricted stock unit awards that have not vested for each named executive officer as of December 31, 2020.

Outstanding Equity Awards at December 31, 2020

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock that Have Not Vested ($)(4)
David A. Morken	2/21/2018 (5)	—	—	—	12,453	1,913,653
	1/2/2019(6)	—	—	—	7,261	1,115,798
	4/25/2019(7)	—	—	—	7,684	1,180,800
	1/2/20(8)				6,306	969,043
	1/2/20(9)				18,530	2,847,505
	11/2/20(10)				1,901	292,127
Jeffrey A. Hoffman					—	—
	2/21/2018(5)	—	—	—	9,994	1,535,778
	1/2/2019(6)	—	—	—	5,827	895,435
	1/2/2019(11)	—	—	—	2,185	335,769
	1/2/2020(8)				4,897	752,522
	1/2/2020(9)				3,722	571,960
	11/2/2020(10)				950	145,987
W. Christopher Matton					—	—
	2/21/2018(5)	—	—	—	7,571	1,163,436
	1/2/2019(6)	—	—	—	4,414	678,299
	1/2/2020(8)				3,710	570,116
	11/2/2020(10)				950	145,987
Rebecca Bottorff					—	—
	2/21/2018(5)	—	—	—	6,486	996,704
	1/2/2019(6)	—	—	—	4,071	625,591
	6/3/2019(12)	—	—	—	2,661	408,916
	1/2/2020(8)				3,423	526,012
	11/2/2020(10)				634	97,427
Noreen Allen	2/21/2018 (5)	—	—	—	6,926	1,064,318
	1/2/2019(6)	—	—	—	4,038	620,519
	1/2/2020(8)				3,054	469,308
	11/2/2020(10)				475	72,993

(1)

Option awards listed in the table above were fully vested as of December 31, 2020. All of the option awards listed in the table above were granted prior to the completion of our initial public offering in November 2017 under our 2010 Plan.

(2)

With respect to options granted to our named executive officers that are immediately exercisable, this column reflects the number of options held by our named executive officers that were exercisable and vested as of December 31, 2020.

(3)

All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Prior to the completion of our initial public offering, the fair market value of one share of common stock was determined in good faith by our board of directors with the assistance of a third party valuation expert. We have not granted any option awards since January 2018.

(4)

The value of the restricted stock units shown in the table was calculated using the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2020, which was $153.67.

(5)

The restricted stock unit awards vest in equal annual installments over a four-year period, with the first such installment occurring on February 21, 2019, in each case subject to the officer’s continued service with us through the applicable vesting date.

(6)

The restricted stock unit awards vest as follows: (1) 12.5% quarterly on each of March 31, 2019, June 30, 2019, September 30, 2019, and December 31, 2019; and (2) approximately 16.7% annually thereafter on January 2, 2021, January 2, 2022, and January 2, 2023, in each case subject to the officer’s continued service with us through the applicable vesting date.

(7)

The restricted stock unit awards vest in equal annual installments over a four-year period, with the first such installment occurring on April 25, 2020, subject to Mr. Morken’s continued service with us through the applicable vesting date.

(8)

The restricted stock unit awards vest as follows: (1) 12.5% quarterly on each of March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020; and (2) approximately 16.7% annually thereafter on January 2, 2022, January 2, 2023, and January 2, 2024, in each case subject to the officer’s continued service with us through the applicable vesting date.

(9)

The restricted stock unit awards vest in equal annual installments over a four-year period, with the first such installment occurring on January 2, 2021, subject to the officer’s continued service with us through the applicable vesting date.

(10)

The restricted stock unit awards vest as follows: (1) 12.5% quarterly on each of February 2, 2021, May 2, 2021, August 2, 2021, and November 2, 2021; and (2) approximately 16.7% annually thereafter on November 2, 2023, November 2, 2024, and November 2, 2025, in each case subject to the officer’s continued service with us through the applicable vesting date.

(11)

The restricted stock unit awards vest in equal annual installments over a four-year period, with the first such installment occurring on January 2, 2020, subject to Mr. Hoffman’s continued service with us through the applicable vesting date.

(12)

The restricted stock unit awards vest in equal annual installments over a four-year period, with the first such installment occurring on June 3, 2020, subject to Ms. Bottorff’s continued service with us through the applicable vesting date.

Option Exercises and Stock Vested in 2020

The following table shows the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options and the vesting of restricted stock unit awards for the named executive officers during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David A. Morken	—	—	14,627	1,507,191
Jeffrey A. Hoffman	20,415	1,861,888	10,259	2,514,107
W. Christopher Matton	60,000	6,003,780	6,099	775,203
Rebecca Bottorff	13,375	867,698	6,338	797,919
Noreen Allen	—	—	4,589	664,845

(1)

The value realized on exercise of the stock options is based on the difference between the closing price of the shares of our common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

(2)

The value realized on vesting of the stock awards is calculated by multiplying the number of shares vested by the closing price of our common stock as reported on the Nasdaq Global Select Market on the given vesting dates.

2020 Pension Benefits

None of our named executive officers participated in any defined benefit pension plans in 2020.

2020 Nonqualified Deferred Compensation

None of our named executive officers participated in any non-qualified deferred compensation plans in 2020.

Potential Payments Upon Termination or Change in Control

Potential Payments upon Death or a Change of Control

The following table provides an estimate of the value of the compensation and benefits due to each of our named executive officers assuming a termination due to death or a change in control, effective as of December 31, 2020, under our agreements with each of our named executive officers as described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards(1) ($)		Total ($)
			Restricted Stock Units	Options
David A. Morken	1,350,000	37,214	54,135	—	8,318,925
Jeffrey A. Hoffman	629,006	24,809	27,575	—	4,237,450
W. Christopher Matton	476,520	24,809	16,645	—	2,557,837
Rebecca Bottorff	439,607	24,809	17,275	—	2,654,649
Noreen Allen	435,923	6,310	14,493	—	2,227,139

(1)	The value of the vesting acceleration of restricted stock unit awards is based on the closing price of our common stock on December 31, 2020, which was $153.67.

Potential Payments upon Termination in Connection with a Change of Control

The following table provides an estimate of the value of the compensation and benefits due to each of our named executive officers assuming a termination without cause, effective as of December 31, 2020, in connection with a change of control, under our agreement with each of our named executive officers as described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)	Benefit Continuation ($)	Total ($)
David A. Morken	1,350,000	37,214	1,387,214
Jeffrey A. Hoffman	629,006	24,809	653,815
W. Christopher Matton	476,520	24,809	501,329
Rebecca Bottorff	439,607	24,809	464,416
Noreen Allen	435,923	6,310	442,233

Potential Payments upon Resignation for Good Reason or Resignation within 12 months following Unapproved Change in Control

The following table provides an estimate of the value of the compensation and benefits due to each of our named executive officers assuming a resignation for good reason or resignation for any reason within 12 months following a change of control of the Company that is not approved by at least a majority of our board of directors, in either case, effective as of December 31, 2020, under our agreements with each of our named executive officers as described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)	Benefit Continuation ($)	Total ($)
David A. Morken	1,350,000	37,214	1,387,214
Jeffrey A. Hoffman	629,006	24,809	653,815
W. Christopher Matton	476,520	24,809	501,329
Rebecca Bottorff	439,607	24,809	464,416
Noreen Allen	435,923	6,310	442,233

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median employee (as described below) to that of our Chief Executive Officer.

Below is (i) the 2020 annual total compensation of our CEO, (ii) the 2020 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation*	$3,703,155
Median Employee Annual Total Compensation	$92,088
CEO to Median Employee Pay Ratio	40:1

*	This annual total compensation is the amount shown in the Summary Compensation Table.

Methodology

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

●

Determined Employee Population. We began with our global employee population as of December 31, 2020, including full-time, part-time, and seasonal or temporary workers, employed by our company or consolidated subsidiaries, but excluding our CEO. We also excluded third-party contractors and consultants in accordance with SEC rules.

●

Identified the Median Employee. We calculated compensation for each employee using annual base salary as of December 31, 2020, plus performance year 2020 cash incentives (paid in February 2021), equity awards granted in 2020, and any commission or short-term incentive payments earned in 2020. We estimated total compensation using a method similar to the Summary Compensation Table rules, and excluded employer health insurance contributions and the value of other benefits. Using this methodology, we identified the median employee.

●

Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2020 according to the SEC’s instructions for preparing the Summary Compensation Table. Our CEO’s annual total compensation was $3,703,155 which is equal to the amount reported in the 2020 Summary Compensation Table.

Our Whole Person Promise, which we make to all our team members, includes our continued investment in our employees at all levels through performance-based compensation that balances risk and reward, supports professional growth and development, and offers affordable benefits and programs that meet the diverse needs of our employees and their families.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned for service on our Board by our non-employee directors during the year ended December 31, 2020. Mr. Morken serves as our Chief Executive Officer in addition to being a director, but does not receive any additional compensation for his service as a director.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Brian D. Bailey	85,000	150,000	—	235,000
John C. Murdock	50,000	150,000	—	200,000
Lukas Roush	67,500	150,000	—	217,500
Douglas A. Suriano	67,500	150,000	—	217,500

(1)

This column reflects the aggregate grant date fair value of all restricted stock units granted during fiscal 2020 computed in accordance with ASC Topic 718 as stock-based compensation transactions. The grant date fair value of each restricted stock unit is measured based on the closing price of our shares of our common stock as reported on the Nasdaq Global Select Market on the date of grant. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing restricted stock units are described in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021.

(2)	The table below shows the aggregate number of stock awards and option awards outstanding for each of our non-employee directors as of December 31, 2020:

Name	Stock Awards (#)	Option Awards (#)
Brian D. Bailey	—	—
John C. Murdock	—	190,000
Lukas Roush	—	—
Douglas A. Suriano	—	—

Non-Employee Director Compensation Program

Overview

Our directors play a critical role in guiding our strategic direction and overseeing management. The compensation committee reviews pay levels for non-employee directors on a bi-annual basis with assistance from its compensation consultant, Radford, which prepares a comprehensive assessment of our non-employee director compensation program. Such assessment includes benchmarking of our current director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following such review, our board of directors, upon recommendation of the compensation committee, approves any updates to the non-employee director compensation for the ensuing calendar year.

2021 Non-Employee Director Compensation

Our board of directors has adopted director compensation program for non-employee directors, which was most recently updated by our board of directors in January 2021 upon recommendation by the compensation committee. Non-employee directors receive a combination of cash and equity compensation. Employee directors will receive no additional compensation for their service as a director.

Cash Compensation

For service during 2020, each non-employee director was eligible to receive an annual board service retainer of $50,000. The members of our compensation committee (other than the chairman) were eligible to receive an annual service retainer of $7,500, and the members of our audit Committee (other than the chairman) were eligible to receive an annual service retainer of $10,000. The chairman of our audit committee and our compensation committee were eligible to receive an annual committee chair service retainer of $20,000 and $15,000, respectively.

As updated in January 2021, each non-employee director will continue to receive an annual board service retainer of $50,000. The members of our compensation committee (other than the chairman) will continue to receive an annual service retainer of $7,500, and the members of our audit Committee (other than the chairman) will continue to receive an annual service retainer of $10,000. The chairman of our audit committee and our compensation committee will continue to receive an annual committee chair service retainer of $20,000 and $15,000, respectively.

The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears during the first 30 days of the first month following the end of each calendar quarter in which the board service occurs. If the director joins our board of directors at a time other than the first day of a calendar quarter, he or she will be entitled to the cash compensation set forth above beginning with the calendar quarter following the date he or she joins our board of directors.

We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Equity Compensation

In addition to cash compensation, each non-employee director is eligible to receive restricted stock unit awards under our 2017 Incentive Award Plan. For 2020, each non-employee director was eligible to receive an annual grant of RSUs with a fair market value of $150,000. As updated in January 2020, each non-employee director will continue to receive an annual grant of RSUs with a fair market value of $150,000. The number of the RSUs for the annual grant is determined by dividing $150,000 by the fair market value of one share of the Company’s Class A common stock on the date of grant. The annual grant vests in equal quarterly installments over the one year following the grant date on each of March 31st, June 30th, September 30th and December 31st. Vesting schedules for equity awards are subject to the non-employee director’s continuous service on each applicable vesting date. For each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a change in control, his or her then-outstanding equity awards that were granted will become fully vested immediately prior to the closing of such change in control.

Each non-employee director who is newly elected or appointed to our board of directors also may be eligible to receive an initial grant of restricted stock units under our 2017 Incentive Award Plan. We have not adopted a current program applicable to a newly elected or appointed non-employee director, however. The number of the RSUs for the initial grant, if any, would be determined by dividing a determined cash amount by the fair market value of one share of the Company’s Class A common stock on the date of grant. The vesting schedule of such initial award, if any, would be in our board’s discretion. Vesting schedules for equity awards are subject to the non-employee director’s continuous service on each applicable vesting date. For each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a change in control, his or her then-outstanding equity awards that were granted will become fully vested immediately prior to the closing of such change in control.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	255,000	$10.82	(2)	2,020,342	(3)
Equity compensation plans not approved by stockholders	—	—		—

Total	255,000	$10.82		2,020,342

(1)	Includes the following plans: our 2001 Stock Option Plan, as amended (“2001 Plan”), our 2010 Equity Compensation Plan, as amended (“2010 Plan”), and our 2017 Incentive Award Plan (“2017 Plan”).

(2)	Excludes 450,614 shares that may be issued under outstanding RSUs as of December 31, 2020 since such shares subject to RSU awards have no exercise price.

(3)

As of December 31, 2020, a total of 2,482,749 shares of our Class A common stock have been reserved for issuance pursuant to the 2017 Plan. The 2017 Plan provides that the number of shares reserved and available for issuance under the 2017 Plan will automatically increase each January 1, beginning on January 1, 2018, by 5% of the outstanding number of shares of our Class A common stock on the immediately preceding December 31. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2001 Plan and the 2010 Plan will be added back to the shares of Class A common stock available for issuance under the 2017 Plan. The Company no longer makes grants under either the 2001 Plan or the 2010 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of February 28, 2021, for:

●	each of our named executive officers;

●	each of our directors;

●	all our current directors and executive officers as a group; and

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of percentage ownership of our common stock on 22,862,901 shares of our Class A common stock and 2,215,169 shares of our Class B common stock outstanding on February 28, 2021. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of February 28, 2021 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units for which the service condition has been satisfied or would be satisfied within 60 days of February 28, 2021 to be outstanding and to be beneficially owned by the person holding the restricted stock units for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or restricted stock units outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	Voting%†	Ownership%
Named Executive Officers and Directors:
David A. Morken(1)	4,322	*	1,149,875	49.3	25.0	4.6
Jeffrey A. Hoffman(2)	14,616	*	—	*	*	*
W. Christopher Matton(3)	17,765	*	—	*	*	*
Rebecca Bottorff(4)	9,817	*	—	*	*	*
Noreen Allen(5)	11,706	*	—	*	*	*
Brian D. Bailey(6)	21,420	*	—	*	*	*
John C. Murdock(7)	149,917	*	—	*	*	*
Lukas M. Roush(8)	3,794	*	—	*	*	*
Douglas A. Suriano(9)	5,925	*	—	*	*	*
All executive officers and directors as a group (10 persons):	252,471	1.1	1,149,875	49.3	25.7	5.6
5% Stockholders:
Henry R. Kaestner(10)	281,487	1.2	1,056,902	45.3	23.6	5.3
BlackRock, Inc.(11)	2,380,723	10.5	—	*	5.2	9.5
The Vanguard Group(12)	1,760,218	7.8	—	*	3.8	7.0
Neuberger Berman Group(13)	1,486,343	6.5	—	*	3.2	5.9
The Bank of New York Mellon Corporation and Related Entities(14)	1,306,730	5.8	—	*	2.8	5.2

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.

(1)

Consists of (i) 28,170 shares of Class B common stock held of record by Mr. Morken, (ii) 1,093,740 of shares of Class B common stock held of record by Mr. Morken, as manager of Hazel-Rah III, LLC, (iii) 994 shares of Class A common stock, and (iv) 3,328 shares of Class A common issuable upon the settlement of RSUs releasable to Mr. Morken within 60 days of February 28, 2021.

(2)	Consists of (i) 14,089 shares of Class A common stock; and (ii) 527 shares of Class A common stock issuable upon the settlement of RSUs releasable to Mr. Hoffman within 60 days of February 28, 2021.

(3)	Consists of (i) 13,979 shares of Class A common stock; and (ii) 3,786 shares of Class A common stock issuable upon the settlement of RSUs releasable to Mr. Matton within 60 days of February 28, 2021.

(4)	Consists of (i) 9,431 shares of Class A common stock; and (ii) 386 shares of Class A common stock issuable upon the settlement of RSUs releasable to Ms. Bottorff within 60 days of February 28, 2021.

(5)	Consists of (i) 11,371 shares of Class A common stock; and (ii) 335 shares of Class A common stock issuable upon the settlement of RSUs releasable to Ms. Allen within 60 days of February 28, 2021.

(6)

Consists of (i) 1,517 shares of Class A common stock held by Carmichael Investment Partners, LLC, (ii) 908 shares of Class A common stock held by Carmichael Investment Partners II, LLC (“CIP II”), (iii) 608 shares of Class A common stock held by Carmichael Investment Partners III, LLC (“CIP III” and, together with CIP II, the “Carmichael Entities”), (iv) 9,393 shares of Class A common stock held of record by Mr. Bailey, and (v) 244 shares of Class A common stock issuable upon the settlement of RSUs releasable to Mr. Bailey within 60 days of February 28, 2021. Carmichael Bandwidth LLC is the managing member of each of the Carmichael Entities. The address for each of the Carmichael Entities and Carmichael Partners LLC is c/o Carmichael Investment Partners LLC, 4725 Piedmont Row Drive, Suite 210, Charlotte, NC 28210.

(7)

Consists of (i) 97,264 shares of Class A common stock held of record by Mr. Murdock, (ii) 52,409 shares of Class A common stock held of record by Mr. Murdock, as trustee of the John C. Murdock Family Line Trust, and (iii) 244 shares of Class A common stock issuable upon the settlement of RSUs releasable to Mr. Murdock within 60 days of February 28, 2021.

(8)	Consists of (i) 3,550 shares of Class A common stock; and (ii) 244 shares of Class A common stock issuable upon the settlement of RSUs releasable to Mr. Roush within 60 days of February 28, 2021.

(9)	Consists of (i) 5,681 shares of Class A common stock; and (ii) 244 shares of Class A common stock issuable upon the settlement of RSUs releasable to Mr. Suriano within 60 days of February 28, 2021.

(10)

Consists of (i) 250,000 shares of Class A common stock held by AMDG 4, LLC; (ii) 31,487 shares of Class A common stock held by Love Thy Neighbor Too, and (iii) 1,056,902 shares of Class B common stock held by Mr. Kaestner. Based on information reported by Henry R. Kaestner on Schedule 13G filed with the SEC on February 11, 2021. Mr. Kaestner listed his address as 900 Main Campus Drive, Suite 500, Raleigh, NC 27606.

(11)

Based on information reported by BlackRock, Inc. (“BlackRock”) on Schedule 13G filed with the SEC on February 5, 2021. Of the shares of Class A common stock beneficially owned, BlackRock reported that it has sole dispositive power with respect to 2,380,723 shares and sole voting power with respect to 2,269,995 shares. BlackRock listed its address as 55 East 52nd Street, New York, NY 10055.

(12)

Based on information reported by The Vanguard Group (“Vanguard”) on Schedule 13G filed with the SEC on February 10, 2021. Of the shares of Class A common stock beneficially owned, Vanguard reported that it has sole dispositive power with respect to 1,699,140 shares, shared dispositive power with respect to 61,078 shares, sole voting power with respect to no shares, and shared voting power with respect to 44,460 shares. Vanguard listed its address as 100 Vanguard Boulevard, Malvern, PA 19355.

(13)

Based on information reported by Neuberger Berman Group LLC (“Neuberger Berman”) on Schedule 13G filed with the SEC on February 11, 2021. Of the shares of Class A common stock beneficially owned, Neuberger Berman reported that it has sole dispositive power with respect to no shares, shared dispositive power with respect to 1,486,343 shares, sole voting power with respect to no shares, and shared voting power with respect to 1,486,343 shares. Neuberger Berman listed its address as 1290 Avenue of the Americas, New York, NY 10104.

(14)

Based on information reported by The Bank of New York Mellon Corporation, BNY Mellon IHC, LLC, MBC Investments Corporation, and BNY Mellon Investment Adviser, Inc. (collectively, the “Bank of New York Entities”) on Schedule 13G filed with the SEC on February 3, 2020. Of the shares of Class A common stock beneficially owned, The Bank of New York Mellon Corporation reported that it has sole dispositive power with respect to 408,018 shares, shared dispositive power with respect to 898,712 shares, sole voting power with respect to 1,268,299 shares, and shared voting power with respect to 180 shares; BNY Mellon IHC, LLC reported that it has sole dispositive power with respect to 300,019 shares, shared dispositive power with respect to 897,216 shares, and sole voting power with respect to 1,158,984 shares; MBC Investments Corporation reported that it has sole dispositive power with respect to 300,019 shares, shared dispositive power with respect to 897,216 shares, and sole voting power with respect to 1,158,984 shares, and BNY Mellon Investment Adviser, Inc. reported that it has sole dispositive power with respect to 118,456 shares, shared dispositive power with respect to 897,216 shares, and sole voting power with respect to 125,426 shares. The Bank of New York Entities listed their address as 240 Greenwich Street, New York, NY 10286.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation” the following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded or exceeds $120,000; and

●

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transactions with Republic Wireless

On November 30, 2016, we completed a pro-rata distribution of the common stock of Republic Wireless, Inc. (“Republic Wireless”) to our stockholders of record as of the close of business (the “Spin-Off”).

Reorganization Agreement

In connection with the Spin-Off, we and Republic Wireless entered into a Reorganization Agreement (the “Reorganization Agreement”) to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between us and Republic Wireless with respect to and resulting from the Spin-Off.

The Reorganization Agreement provides for mutual indemnification obligations, which are designed to make Republic Wireless financially responsible for substantially all of the liabilities that existed relating to the Republic Wireless business at the time of the Spin-Off together with certain other specified liabilities, as well as for all liabilities incurred by Republic Wireless after the Spin-Off, and to make us financially responsible for all potential liabilities of Republic Wireless which are not related to the Republic Wireless business, including, for example, any liabilities arising as a result of Republic Wireless having been a division of Bandwidth, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes, employee matters and other intercompany agreements. For a description of the allocation of tax-related obligations, please see “—Tax Sharing Agreement” below.

In addition, the Reorganization Agreement provided for each of Republic Wireless and us to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the Spin-Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

Tax Sharing Agreement

We entered into a Tax Sharing Agreement with Republic Wireless that governs our and Republic Wireless’ respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary (i) to the terms “tax” or “taxes” mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes and (ii) to the term “Tax-related losses” refer to losses arising from the failure of the Spin-Off and related restructuring transactions to be tax-free.

Under the Tax Sharing Agreement, except as described below, (i) we are allocated all taxes attributable to Bandwidth (excluding Republic Wireless) and all taxes attributable to Republic Wireless for a pre-Spin-Off period, that are reported on any consolidated, combined or unitary tax return, and (ii) each of Bandwidth and Republic Wireless is allocated all taxes attributable to it that are reported on any tax return (including any consolidated, combined or unitary tax return) that includes only itself or any of its respective affiliates and subsidiaries. Special rules apply, however, as follows:

●

We are allocated any taxes and Tax-related losses that result from the Spin-Off and related restructuring transactions, except that Republic Wireless is allocated any such taxes or Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Republic Wireless of any of its covenants relating to the Spin-Off and related restructuring transactions, or (ii) result from the application of Section 355(e) of the Code to the Spin-Off as a result of the treatment of the Spin-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest in the stock of Republic Wireless; and

●	We and Republic Wireless are each allocated 50% of any transfer taxes arising from the Spin-Off and related restructuring transactions.

We and Republic Wireless are restricted by certain covenants related to the Spin-Off and related restructuring transactions. These restrictive covenants require that neither we, Republic Wireless nor any member of our or their respective group take, or fail to take, any action if such action, or failure to act:

●

would be inconsistent with or prohibit certain restructuring transactions related to the Spin-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to us and our subsidiaries;

●

would be inconsistent with or prohibit the Spin-Off from qualifying as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code to us, our subsidiaries and our stockholders; or

●

would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with the tax opinion delivered to us relating to the qualification of the Spin-Off as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code.

Further, each party is restricted from taking any position for tax purposes that is inconsistent with the tax opinion obtained in connection with the Spin-Off. The parties must indemnify each other for taxes and losses allocated to them under the Tax Sharing Agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the Tax Sharing Agreement.

Facilities Sharing Agreement

In connection with the Spin-Off, we entered into a Facilities Sharing Agreement (the “Facilities Sharing Agreement”) with Republic Wireless pursuant to which Republic Wireless shares our office facilities located at 940 Main Campus Drive, Raleigh, North Carolina through May 2022. Republic Wireless pays a sharing fee for use of the office facilities based on the amounts paid by us to our landlord and sublandlord, respectively, and an estimate of the usage of the office facilities by or on behalf of Republic Wireless. On May 29, 2019, we amended the Facilities Sharing Agreement to reduce the square footage that we shared with Republic Wireless from 40,657 square feet to 17,073 square feet. For the twelve months ended December 31, 2020, Republic Wireless paid us approximately $448,000 pursuant to the Facilities Sharing Agreement. The Facilities Sharing Agreement will continue in effect until May 2022, unless earlier terminated (1) by us upon written notice to Republic Wireless following a default by Republic Wireless of any of its material obligations under the Facilities Sharing Agreement, which default remains unremedied for 30 days after written notice of such default is provided, (2) by Republic Wireless upon written notice to us, following certain changes in control of us or our being the subject of certain bankruptcy or insolvency-related events or (3) by us upon written notice to Republic Wireless, following certain changes in control of Republic Wireless or Republic Wireless being the subject of certain bankruptcy or insolvency-related events.

Employee Matters Agreement

In connection with the Spin-Off, we entered into an Employee Matters Agreement (the “Employee Matters Agreement”) with Republic Wireless. The Employee Matters Agreement addresses customary matters associated with the transition of employees from employment with us to employment with Republic Wireless, including health, welfare and other similar benefits provided to such employees prior to and following the Spin-Off.

Master Services Agreement

In connection with the Spin-Off, we entered into a Master Services Agreement (the “Master Services Agreement”) with Republic Wireless pursuant to which, on a month-to-month basis, we provide Republic Wireless with certain telecommunications services. These telecommunications services include inbound calling, outbound calling, text messaging and 911 services. The Master Services Agreement, as well as the related service order forms, rate sheets, and terms and conditions each is consistent with the terms and conditions we make available to our other customers and prospective customers. We provide Republic Wireless with these telecommunications services at fair market value. For the twelve months ended December 31, 2020, Republic Wireless paid (or was obligated to pay) us $2,180,000 pursuant to the Master Services Agreement. Republic Wireless can choose to terminate the Master Services Agreement at any time.

Services Agreement

On September 30, 2019, we entered into a Services Agreement (the “Services Agreement”) with Republic Wireless. Pursuant to the Services Agreement, Republic Wireless receives services performed by our legal department, effective September 30, 2019. We are compensated by Republic Wireless for these services based on costs incurred by us. For the twelve months ended December 31, 2020, Republic Wireless paid (or was obligated to pay) us $69,000 pursuant to the Services Agreement. Republic Wireless can choose to terminate the Services Agreement at any time.

Investors’ Rights Agreement

We are party to an Investors’ Rights Agreement that provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the Investors’ Rights Agreement include James Bowen individually and entities affiliated with James Bowen.

Indemnification Agreements

Our second amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law. In addition, we have entered into indemnification agreements with all our directors and executive officers.

We also have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Executive Compensation and Employment Arrangements

For a description of the compensation arrangements we have with our executive officers, please read the section titled “Executive Compensation.”

Other Transactions

We have granted stock options and RSUs to our named executive officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at Fiscal 2020 Year-End Table” for a description of these stock options and RSUs.

We have entered into severance and change in control agreements with certain of our executive officers pursuant to offer letters and/or employment agreements that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Employment Arrangements with Named Executive Officers.”

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2020, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length  dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2020, all Section 16(a) filing requirements were satisfied on a timely basis, except for the following: Ms. Allen and Ms. Bottorff each filed a late Form 3 on March 2, 2020 in connection with the Company’s determination of the named executive officers for 2019.

2020 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2020 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at https://investors.bandwidth.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606.

*                *                 *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Raleigh, North Carolina

April 6, 2021

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Bandwidth Inc. Annual Meeting of Stockholders For Stockholders as of record on March 24, 2021 TIME: Thursday, May 20, 2021 09:30 AM, Local Time PLACE: Virtually at www.proxydocs.com/BAND with pre-registration required and at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints David A. Morken, Jeffrey A. Hoffman and R. Brandon Asbill, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Bandwidth Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/BAND • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-416-3840 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Bandwidth Inc. Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Brian D. Bailey #P2# #P2# FOR 1.02 Lukas M. Roush #P3# #P3# FOR FOR AGAINST ABSTAIN 2. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 #P4# #P4# #P4# FOR 3. Advisory approval of the compensation of our named executive officers #P5# #P5# #P5# FOR Check here if you would like to attend the meeting in person. You must register to attend the meeting online and/or participate at www.proxydocs.com/BAND Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date